UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Procter & Gamble Company

(Name of Registrant as Specified In Its Charter)

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THE PROCTER & GAMBLE COMPANY

Notice of Annual Meeting

and

Proxy Statement

Procter & Gamble Hall

at the Aronoff Center for the Arts

Annual Meeting of Shareholders

October 14, 2008

THE PROCTER & GAMBLE COMPANY

P.O. Box 599

Cincinnati, Ohio 45201-0599

August 29, 2008

Fellow Procter & Gamble Shareholders:

It is my pleasure to invite you to this year’s annual meeting of shareholders, which will be held on Tuesday, October 14, 2008.

The meeting will start at 9:00 a.m., Eastern Daylight Time, at the Procter & Gamble Hall at the Aronoff Center for the Arts, 650 Walnut Street, in Cincinnati.

I appreciate your continued confidence in our Company and look forward to seeing you on October 14.

Sincerely,

A. G. LAFLEY

CHAIRMAN OF THE BOARD AND

CHIEF EXECUTIVE OFFICER

THE PROCTER & GAMBLE COMPANY

P.O. Box 599

Cincinnati, Ohio 45201-0599

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 29, 2008

Date:	Tuesday, October 14, 2008
Time:	9:00 a.m., Eastern Daylight Time
Place:	Procter & Gamble Hall at the Aronoff Center for the Arts
650 Walnut Street, Cincinnati, Ohio

Purposes of the meeting:

•	To review the minutes of the 2007 annual meeting of shareholders;

•	To receive reports of officers;

•	To elect twelve members of the Board of Directors;

•	To vote on a proposal to ratify the appointment of the independent registered public accounting firm;

•	To vote on a proposal to amend the Company’s Amended Articles of Incorporation to adopt majority voting for the election of directors in non-contested elections;

•	To vote on [•] shareholder proposals; and

•	To consider any other matters properly brought before the meeting.

Who may attend the meeting:

Only shareholders, persons holding proxies from shareholders, and invited representatives of the media and financial community may attend the meeting.

Shareholders attending the meeting who are hearing-impaired should identify themselves during registration so they can sit in a special section where an interpreter will be available.

What to bring:

If your shares are registered in your name, and you requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to the meeting. If you received a Notice and will not be requesting a printed copy of the proxy materials, please bring the Notice with you as your Admission Ticket.

If your shares are held in the name of a broker, trust, bank, or other nominee, you will need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms that you are the beneficial owner of those shares.

Webcast of the annual meeting:

If you are not able to attend the meeting in person, you may join a live video and audiocast of the meeting on the Internet by visiting www.pg.com/investors at 9:00 a.m., Eastern Daylight Time on October 14, 2008. Greater Cincinnati residents can also watch on Time Warner Cable channel 2 or Insight Cable channel ICN6.

Record Date:

August 15, 2008 is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Information About the Notice of Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Instead of mailing a printed copy of our proxy materials, including our annual report to shareholders, to each shareholder of record, we have decided to distribute these materials to our shareholders in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials as well as the significant costs associated with mailing these materials to all shareholders. Accordingly, on August 29, 2008, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders of record as of August 15, 2008, and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.

If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please call us toll-free at 1-800-742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company, Shareholder Services, P.O. Box 5572, Cincinnati, OH 45201-5572. We will respond promptly to such requests.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Proxy Voting:

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Monday, October 13, 2008.

By order of the Board of Directors,

STEVEN W. JEMISON Chief Legal Officer and Secretary

Proxy Statement

As more fully described in the Notice, the Board of Directors has made these materials available to you over the Internet or, upon your request, has mailed you printed versions of these materials in connection with the Company’s 2008 annual meeting of shareholders, which will take place on October 14, 2008. The Notice was mailed to Procter & Gamble shareholders beginning August 29, 2008, and our proxy materials were posted on the website referenced in the Notice on that same date. The Procter & Gamble Company (the “Company”), on behalf of its Board of Directors, is soliciting your proxy to vote your shares at the 2008 annual meeting of shareholders. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the annual meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

Voting Information

Who can vote?

You can vote if, as of the close of business on Friday, August 15, 2008, you were a shareholder of record of the Company’s:

•	Common Stock;

•	Series A ESOP Convertible Class A Preferred Stock; or

•	Series B ESOP Convertible Class A Preferred Stock.

Each share of Company stock gets one vote. On August 15, 2008, there were issued and outstanding:

•	[•] shares of Common Stock;

•	[•] shares of Series A ESOP Convertible Class A Preferred Stock; and

•	[•] shares of Series B ESOP Convertible Class A Preferred Stock.

For The Procter & Gamble Shareholder Investment Program participants:

If you are a participant in The Procter & Gamble Shareholder Investment Program (“SIP”), you can vote shares of common stock held for your account through the SIP Custodian.

For participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and/or The Procter & Gamble Savings Plan:

If you are a participant in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and/or The Procter & Gamble Savings Plan, you can instruct the Trustees how to vote the shares of stock that are allocated to your account. If you do not vote your shares, the Trustees will vote them in proportion to those shares for which they have received voting instructions. Likewise, the Trustees will vote shares held by the trust that have not been allocated to any account in the same manner.

How do I vote by proxy?

Most shareholders can vote by proxy in three ways:

•	By Internet—You can vote by Internet by following the instructions in the Notice or by accessing the Internet at www.proxyvote.com and following the instructions contained on that website;

•	By Telephone—In the United States and Canada you can vote by telephone by following the instructions in the Notice or by calling 1-800-690-6903 (toll free) and following the instructions; or

•

By Mail—You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

Please see the Notice or the information your bank, broker, or other holder of record provided you for more information on these options.

If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return a proxy card by mail (unless you are revoking your proxy).

If you vote by proxy, your shares will be voted at the annual meeting in the manner you indicate on your proxy card. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

Can I change or revoke my vote after I return my proxy card?

Yes. You can change or revoke your proxy by Internet, telephone, or mail at any time before the annual meeting.

Can I vote in person at the annual meeting instead of voting by proxy?

Yes. However, we encourage you to vote your proxy by Internet, telephone or mail prior to the meeting.

Voting Procedures

Election of Directors—The twelve candidates receiving the most votes will be elected as members of the Board of Directors. In accordance with the By Laws of the Board of Directors, if a Director nominee receives, in any non-contested election of Directors, a greater number of votes “withheld” from his or her election than votes “for” such election, he or she will immediately tender his or her resignation as a Director to the Board of Directors. Within 90 days, the Board will decide, after taking into account the recommendation of the Governance & Public Responsibility Committee (in each case excluding the nominee in question), whether to accept the resignation. Absent a compelling reason for the Director to remain on the Board, the Board of Directors shall accept the resignation. The Board’s explanation of its decision shall be promptly disclosed on a Form 8-K submitted to the SEC.

Board Proposal—Passage of the Board’s proposal to amend the Company’s Amended Articles of Incorporation requires the affirmative vote of a majority of the Company’s issued and outstanding shares. Accordingly, abstentions and broker non-votes have the same effect as votes against this proposal.

Shareholder Proposals—The affirmative vote of a majority of shares participating in the voting on each shareholder proposal is required for adoption. Abstentions and broker non-votes will not be counted as participating in the voting, and will therefore have no effect.

Who pays for this proxy solicitation?

The Company does. We have hired Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $22,000 plus reasonable expenses. In addition, Georgeson and the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, email or other online methods. We will reimburse their expenses for doing this.

We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Company stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning and tabulating the proxies.

Election of Directors

Pursuant to a proposal adopted by the Company’s shareholders at the 2005 annual meeting of shareholders, this will be the first year in which all of the Board’s nominees for Director will be elected for a one-year term. Accordingly, the terms of Kenneth I. Chenault, Scott D. Cook, Rajat K. Gupta, A. G. Lafley, Charles R. Lee, Lynn M. Martin, W. James McNerney, Jr., Johnathan A. Rodgers, Ralph Snyderman, Margaret C. Whitman, Patricia A. Woertz and Ernesto Zedillo expire at the 2008 annual meeting. The Board has nominated each of these individuals for new terms that will expire at the 2009 annual meeting.

Each of the nominees has accepted the nomination and agreed to serve as a Director if elected by the shareholders. If any nominee becomes unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies will vote for that substitute nominee.

The Board of Directors recommends a vote FOR Kenneth I. Chenault, Scott D. Cook, Rajat K. Gupta, A. G. Lafley, Charles R. Lee, Lynn M. Martin, W. James McNerney, Jr., Johnathan A. Rodgers, Ralph Snyderman, Margaret C. Whitman, Patricia A. Woertz and Ernesto Zedillo as Directors to hold office until the 2009 annual meeting of shareholders and until their successors are elected.

Nominees for Election as Directors with Terms Expiring in 2009
Kenneth I. Chenault	Director since 2008

Mr. Chenault is the Chairman and Chief Executive Officer of the American Express Company (financial services). Mr. Chenault was appointed to the Board on April 21, 2008. He is also a Director of International Business Machines Corporation. Age 57.

Member of the Audit and Compensation & Leadership Development Committees.

Scott D. Cook	Director since 2000

Mr. Cook is Chairman of the Executive Committee of the Board of Intuit Inc. (a software and web services firm). He is also a Director of eBay Inc. Age 56.

Member of the Compensation & Leadership Development and Innovation & Technology Committees.

Rajat K. Gupta	Director since 2007

Mr. Gupta is Senior Partner Emeritus at McKinsey & Company (international consulting). He is also a Director of The Goldman Sachs Group, Inc., Genpact, Ltd. and American Airlines. Age 59.

Member of the Audit and Innovation & Technology Committees.

A. G. Lafley	Director since 2000
Mr. Lafley is Chairman of the Board and Chief Executive Officer of the Company. He is also a Director of General Electric Company and Dell Inc. Age 61.

Charles R. Lee	Director since 1994

Mr. Lee is retired Chairman of the Board and Co-Chief Executive Officer of Verizon Communications Inc. (telecommunication services). He is also a Director of The DIRECTV Group, Inc., Marathon Oil Corporation, United Technologies Corporation and U.S. Steel Corporation. Age 68.

Chair of the Audit Committee and member of the Compensation & Leadership Development Committee.

Lynn M. Martin	Director since 1994

Ms. Martin is a former Professor at the J. L. Kellogg Graduate School of Management, Northwestern University and former Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP for Deloitte’s internal human resources and minority advancement matters. She is also a Director of AT&T Inc., Ryder System, Inc., Dreyfus Funds and Constellation Energy Group, Inc. Age 68.

Member of the Governance & Public Responsibility and Innovation & Technology Committees.

W. James McNerney, Jr.	Director since 2003

Mr. McNerney is Chairman of the Board, President and Chief Executive Officer of The Boeing Company (aerospace, commercial jetliners and military defense systems). Age 59.

Presiding Director, Chair of the Compensation & Leadership Development Committee and member of the Governance & Public Responsibility Committee.

Johnathan A. Rodgers	Director since 2001
Mr. Rodgers is President and Chief Executive Officer of TV One, LLC (media and communications). He is also a Director of Nike, Inc. Age 62. Member of the Innovation & Technology Committee.

Ralph Snyderman, M.D.	Director since 1995

Dr. Snyderman is Chancellor Emeritus, James B. Duke Professor of Medicine at Duke University. He is also a Director of Targacept, Inc. and a Venture Partner of NEA. Age 68.

Chair of the Innovation & Technology Committee and member of the Audit Committee.

Margaret C. Whitman	Director since 2003

Ms. Whitman is the former President and Chief Executive Officer of eBay Inc. (a global internet company that includes online marketplaces, payments and communications). She is also a Director of eBay Inc. and Dreamworks Animation SKG, Inc. Age 52.

Chair of the Governance & Public Responsibility Committee and member of the Compensation & Leadership Development Committee.

Patricia A. Woertz	Director since 2008

Ms. Woertz is Chairman, Chief Executive Officer and President of Archer Daniels Midland Company (agricultural processors of oilseeds, corn, wheat and cocoa). Ms. Woertz was appointed to the Board on January 8, 2008. Age 55.

Member of the Audit and Governance & Public Responsibility Committees.

Ernesto Zedillo	Director since 2001

Dr. Zedillo is the former President of Mexico, Director of the Center for the Study of Globalization and Professor in the field of International Economics and Politics at Yale University. He is also a Director of Alcoa Inc. and Electronic Data Systems. Age 56.

Member of the Governance & Public Responsibility and Innovation & Technology Committees.

Messrs. Chenault, Lafley and Rodgers have been executive officers of their respective employers for more than the past five years. Messrs. Cook and Lee have been retired from executive officer positions with their respective former employers for more than the past five years.

Mr. Gupta was named Senior Partner Emeritus at McKinsey & Company in 2007, where he previously held the positions of Senior Partner Worldwide and Managing Director. Ms. Martin was a Professor at Northwestern University from 1993 until her retirement in 1999. Prior to his election as Chairman of the Board, President and Chief Executive Officer of The Boeing Company, Mr. McNerney was Chairman of the Board and Chief Executive Officer of 3M Company from 2001 until July 2005. Dr. Snyderman previously served as Chancellor for Health Affairs and Dean of the Duke University School of Medicine from 1985 until 2004. Ms. Whitman previously served as President and Chief Executive Officer of eBay from March 1998 to March 2008. Prior to her election as Chairman, Chief Executive Officer and President of Archer Daniels Midland Company, Ms. Woertz was Executive Vice President of Chevron Texaco from 2001 until 2006. Dr. Zedillo was President of Mexico from 1994 until 2000.

Messrs. Cook, Lee and McNerney and Dr. Zedillo were elected by shareholders to a three-year term in 2005. Messes. Martin and Whitman, Messrs. Gupta, Lafley and Rodgers and Dr. Snyderman were elected by shareholders to a one-year term in 2007. Ms. Woertz was appointed by the Board of Directors on January 8, 2008 and Mr. Chenault was appointed by the Board of Directors on April 21, 2008.

The Board of Directors

The Board of Directors has general oversight responsibility for the Company’s affairs pursuant to Ohio’s General Corporation Law, the Company’s Amended Articles of Incorporation and Code of Regulations and the Board of Directors’ By Laws. In exercising its fiduciary duties, the Board of Directors represents and acts on behalf of the Company’s shareholders. Although the Board of Directors does not have responsibility for the day-to-day management of the Company, it stays informed about the

Company’s business and provides guidance to Company management through periodic meetings, site visits and other interactions. The Board is deeply involved in the Company’s strategic planning process, leadership development and succession planning. Additional details concerning the role and structure of the Board of Directors are contained in the Board’s Corporate Governance Guidelines, which can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

Committees of the Board

To facilitate deeper penetration of certain key areas of oversight, the Board of Directors has established four Committees. Membership on these Committees, as of June 30, 2008, is shown in the following chart.

Audit	Compensation & Leadership Development	Governance & Public Responsibility	Innovation & Technology
Mr. Lee*	Mr. McNerney*	Ms. Whitman*	Dr. Snyderman*
Mr. Chenault[1]	Mr. Chenault[1]	Ms. Martin	Mr. Cook
Mr. Gupta	Mr. Cook	Mr. McNerney	Mr. Gupta
Dr. Snyderman	Mr. Lee	Ms. Woertz[2]	Ms. Martin
Ms. Woertz[2]	Ms. Whitman	Dr. Zedillo	Mr. Rodgers
Dr. Zedillo
*	Committee Chair

[1]	Joined the Board in April 2008.
[2]	Joined the Board in January 2008.

The Company’s Committee Charter Appendix, which applies to all committees, can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

Upon Mr. Norman Augustine’s retirement from the Board following the August 14, 2007 Board meeting, Mr. McNerney became Chair of the Compensation & Leadership Development Committee. Mr. Joseph T. Gorman retired from the Board, and the Board dissolved the Finance Committee at its October 9, 2007 Board meeting. The Board revised its committee membership to reflect the appointments of Ms. Woertz and Mr. Chenault, and the retirement of Mr. John F. Smith, Jr. from the Board at its April 21, 2008 meeting. Prior to that date, Mr. Smith was Chair of the Audit Committee and Mr. Lee was Chair of the Governance & Public Responsibility Committee. At that time, Mr. Lee became Chair of the Audit Committee, and Ms. Whitman became Chair of the Governance & Public Responsibility Committee.

The Audit Committee met eight times during the fiscal year ended June 30, 2008 to carry out its responsibilities under its charter. At all of these meetings, Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and financial management were present to review accounting, control, auditing and financial reporting matters. All members of the Committee are independent under the New York Stock Exchange listing standards and the Board of Directors’ Guidelines for Determining the Independence of its Members (the “Independence Guidelines,” which can be found in the corporate governance section of the Company’s website at www.pg.com/investors). The Audit Committee has the responsibilities set forth in its charter with respect to the quality and integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the Company’s overall risk management profile; the independent registered public accounting firm’s qualifications and independence; the performance of the Company’s internal audit function and the independent registered public accounting firm; preparing the annual Report of the Audit Committee to be included in the Company’s proxy statement; and assisting the Board of Directors and the Company in interpreting and applying the Company’s Worldwide Business Conduct Manual. The Audit Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Compensation & Leadership Development Committee met six times during the fiscal year ended June 30, 2008, during which it held four executive sessions with no member of management present. All members of the Committee are independent under the New York Stock Exchange listing standards and the Independence Guidelines. The Compensation & Leadership Development Committee has a charter, under which it has full authority and responsibility for the Company’s overall compensation policies, their specific application to principal officers elected by the Board of Directors (including review and evaluation of their compensation) and the compensation of the non-employee members of the Board of Directors. The Committee also assists the Board in the leadership development and evaluation of principal officers. As a practical matter, the Chief Executive Officer makes recommendations to the Committee regarding the compensation elements of the principal officers (other than his own compensation) based on Company performance, individual performance and input from Company management and the Committee’s external compensation consultant. All final decisions regarding compensation for principal officers are made by the Committee. For more details regarding principal officer compensation or the Committee’s process for making decisions regarding the compensation of principal officers, please see the Compensation Discussion and Analysis section of this proxy statement found on pages [•] to [•]. The Committee also approves all stock-based equity grants made under The Procter & Gamble 2001 Stock and Incentive Compensation Plan and The Gillette Company 2004 Long-Term Incentive Plan to non-principal officers. The Committee has delegated to the Chief Executive Officer the authority to make equity grants to non-principal officers and determine the specific terms and conditions of such grants within the guidelines set forth by the Committee. The Committee retains an independent compensation consultant, hired directly by the Committee, to advise it regarding executive compensation matters. For more details on this arrangement, please see the section entitled “Use of Independent Compensation Committee Consultant” found on page [•] of this proxy statement. The Compensation & Leadership Development Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Governance & Public Responsibility Committee met four times during the fiscal year ended June 30, 2008. All members of the Governance & Public Responsibility Committee are independent under the New York Stock Exchange listing standards and the Independence Guidelines. The Governance & Public Responsibility Committee has the responsibilities set forth in its charter with respect to identifying individuals qualified to become members of the Board of Directors; recommending when new members should be added to the Board; recommending individuals to fill vacant Board positions; recommending the Director nominees for the next annual meeting of shareholders; recommending to the Board whether to accept the resignation of any Director nominee who received a greater number of “withheld” votes than “for” votes in a non-contested election; periodically developing and recommending updates to the Board’s Corporate Governance Guidelines; other issues related to Director governance and ethics; evaluation of the Board of Directors and its members; and overseeing matters of importance to the Company and its stakeholders, including employees, consumers, customers, suppliers, shareholders, governments, local communities and the general public. Public responsibility topics considered by this Committee include organization diversity, sustainable development, community and government relations, product quality and quality assurance systems and corporate reputation. The Governance & Public Responsibility Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Finance Committee met once during the fiscal year ended June 30, 2008. At the October 9, 2007 Board of Directors meeting, the Board elected to dissolve the Finance Committee. Some of the responsibilities of the Finance Committee were transferred to the Audit Committee. Other responsibilities were delegated to management or assumed by the full Board.

The Innovation & Technology Committee met twice during the fiscal year ended June 30, 2008. The Innovation & Technology Committee has the responsibilities set forth in its charter with respect to overseeing and providing counsel on matters of innovation and technology. Topics considered by this Committee include the Company’s approach to technical and commercial innovation; the innovation and technology acquisition process; and tracking systems important to successful innovation. The Innovation & Technology Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

Board and Committee Meeting Attendance

During the fiscal year ended June 30, 2008, the Board of Directors held nine meetings and the Committees of the Board of Directors held 21 meetings for a total of 30 meetings. Average attendance at these meetings by members of the Board during the past year exceeded 94%. All Directors attended greater than 83% of the meetings of the Board and the Committees on which they serve.

Corporate Governance

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to set forth its commitments and guiding principles concerning overall governance practices. These guidelines can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

Director Independence

The Board of Directors has determined that the following Directors are independent under the New York Stock Exchange listing standards and the Independence Guidelines: Kenneth I. Chenault, Scott D. Cook, Rajat K. Gupta, Charles R. Lee, Lynn M. Martin, W. James McNerney, Jr., Ralph Snyderman, Margaret C. Whitman, Patricia A. Woertz and Ernesto Zedillo. As noted previously, all members of the Board’s Audit, Compensation & Leadership Development, and Governance & Public Responsibility Committees are independent.

In making these independence determinations, the Board applied the New York Stock Exchange (“NYSE”) listing standards and the categorical independence standards contained in the Independence Guidelines. Under the Independence Guidelines, certain relationships were considered immaterial and, therefore, were not considered by the Board in determining independence but were reported to the Chair of the Governance & Public Responsibility Committee. Applying the NYSE listing standards and the Independence Guidelines, the Board determined that there are no transactions, relationships or arrangements that would impair the independence or judgment of any of the directors deemed independent by the Board.

Mr. Lafley is the Company’s Chief Executive Officer and cannot be deemed independent under the NYSE listing standards and the Independence Guidelines. Mr. Rodgers is the President and CEO of TV One, LLC, a cable television network. The Board has declared Mr. Rodgers not independent under the Independence Guidelines because during 2006, the Company paid TVOne, LLC for advertising time in an amount that exceeded 2% of TVOne, LLC’s gross revenue for that year.

Code of Ethics

For a number of years, the Company has had a code of ethics for its employees. The most recent version of this code of ethics, which is consistent with SEC regulations and NYSE listing standards, is contained in the Worldwide Business Conduct Manual, which applies to all of the Company’s employees, officers and Directors, and is available on the Company’s website at www.pg.com. The Worldwide Business Conduct Manual is firmly rooted in the Company’s long-standing Purpose, Values and Principles, which can also be found on the Company’s website at www.pg.com. During the fiscal year ended June 30, 2008, the Company continued its deployment of the Worldwide Business Conduct Manual throughout the Company in 29 different languages, including online training.

Review and Approval of Transactions with Related Persons

The Company’s Worldwide Business Conduct Manual requires that all employees and Directors disclose all potential conflicts of interest and promptly take actions to eliminate any such conflict when the Company requests. In addition, the Company has adopted a written Related Person Transaction Policy that prohibits any of the Company’s executive officers, Directors or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy.

Under our Related Person Transaction Policy, the Chief Legal Officer is charged with primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed transaction. To assist the Chief Legal Officer in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, the Chief Legal Officer determines that the related person would have a direct or indirect material interest in the transaction, the Chief Legal Officer must present the proposed transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chair of the Audit Committee. The Audit Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee shall consider all relevant information available to it and, as appropriate, must take into consideration the following:

•	Whether the proposed transaction was undertaken in the ordinary course of business of the Company;

•	Whether the proposed transaction was initiated by the Company or the related person;

•	Whether the proposed transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to the Company of, the proposed transaction;

•	The approximate dollar value of the proposed transaction, particularly as it involves the related person;

•	The related person’s interest in the proposed transaction; and

•	Any other information regarding the related person’s interest in the proposed transaction that would be material to investors under the circumstances.

The Audit Committee may only approve the proposed transaction if it determines that the transaction is not inconsistent with the best interests of the Company as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person. Absent this approval, no such transaction may be entered into by the Company with any related person.

There were no transactions, nor are there any currently proposed transactions, in which the Company or any of its subsidiaries was or is to be a participant, the amount involved exceeded $120,000, and any Director, Director nominee, executive officer or any of their immediate family members had a direct or indirect material interest reportable under applicable SEC rules or that required approval of the Audit Committee under the Company’s Related Person Transaction Policy.

Presiding Director and Executive Sessions

After consultation with the Governance & Public Responsibility Committee, the non-employee members of the Board of Directors appointed W. James McNerney, Jr. to serve as the Presiding Director for fiscal year 2008-09. Mr. McNerney began his service as Presiding Director on August 14, 2007, following the retirement from the Board of then-Presiding Director Norman Augustine and served in that capacity for the remainder of the fiscal year.

The Presiding Director acts as the key Board liaison with the Chief Executive Officer, assists in setting the Board agenda, chairs the executive sessions of the Board and communicates the Board of Directors’ feedback to the Chief Executive Officer. The non-employee members of the Board of Directors met four times during fiscal year 2007-08 in executive session (without the presence of management Directors or employees of the Company) to discuss various matters related to the oversight of the Company, the management of Board affairs, the Company’s top management, and the Chief Executive Officer’s performance. It also met in semi-executive session (with the Chief Executive Officer present for portions of the discussion) on six occasions.

Communication with Directors and Executive Officers

Shareholders and others who wish to communicate with the Board of Directors or any particular Director, including the Presiding Director, or with any executive officer of the Company, may do so by writing to the following address:

[Name of Director(s)/Executive Officer or “Board of Directors”]

The Procter & Gamble Company

c/o Secretary

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

All such correspondence is reviewed by the Secretary’s office, which logs the material for tracking purposes. The Board of Directors has asked the Secretary’s office to forward to the appropriate Director(s) all correspondence, except for items unrelated to the functions of the Board of Directors, business solicitations, advertisements and materials that are profane.

Availability of Corporate Governance Documents

In addition to their availability on the Company’s website at www.pg.com, copies of all Committee Charters, the Committee Charter Appendix, the Corporate Governance Guidelines, the Independence Guidelines, the Worldwide Business Conduct Manual, the Company’s Purpose, Values and Principles and the Related Person Transaction Policy are available in print upon request by writing to the Company Secretary at One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees

The Governance & Public Responsibility Committee will consider shareholder recommendations for candidates for the Board, which should be submitted to:

Chair of the Governance & Public Responsibility Committee

The Procter & Gamble Company

c/o Secretary

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

Shareholder recommendations should include the name of the candidate, as well as relevant biographical information. The minimum qualifications and preferred specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Board’s Corporate Governance Guidelines. The Committee considers all candidates using these criteria, regardless of the source of the recommendation. The Committee’s process for evaluating candidates includes the considerations set forth in Article II, Section B of the Committee’s Charter. After initial screening for minimum qualifications, the Committee determines appropriate next steps, including requests for additional information, reference checks and interviews with potential candidates. In addition to shareholder recommendations, the Committee also relies on recommendations from current Directors, Company personnel and others. From time to time, the Committee may engage the services of outside search firms to help identify candidates. During the fiscal year ended June 30, 2008, no such engagement existed (and none currently exists) and no funds were paid to outside parties in connection with the identification of nominees. All nominees for election as Directors who currently serve on the Board are known to the Committee in that capacity. Ms. Woertz and Mr. Chenault were recommended to the Governance & Public Responsibility Committee by various non-employee members of the Board of Directors, the Chief Executive Officer and other executive officers.

Annual Meeting Attendance

The Board’s expectation is that all its members attend the annual meeting of shareholders. All Directors attended the 2007 annual meeting.

Director Compensation

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee members of the Board of Directors in fiscal year 2007-08. Directors who are employees of the Company receive no compensation for their services as Directors.

Director Compensation Table

Name	Annual Retainer[1] ($)	Committee Meeting Fees ($)	Committee Chair Fee[2] ($)	Total Fees Earned or Paid in Cash[3] ($)		Stock Awards[4] ($)	All Other Compensation[5,6] ($)	Total[7] ($)
Norman R. Augustine	12,500	4,000	1,667	18,167	[8]	0	50	18,217
Kenneth I. Chenault	25,000	4,000	0	29,000		0	0	29,000
Scott D. Cook	93,750	16,000	0	109,750	[9]	125,000	974	235,724
Joseph T. Gorman	27,083	6,000	3,333	36,416		0	0	36,416
Rajat K. Gupta	93,750	12,000	0	105,750		125,000	1,412	232,162
Charles R. Lee	93,750	34,000	10,833	138,583		125,000	1,100	264,683
Lynn M. Martin	93,750	12,000	0	105,750		125,000	1,030	231,780
W. James McNerney, Jr.	93,750	24,000	8,333	126,083	[10]	125,000	225	251,308
Johnathan A. Rodgers	93,750	4,000	0	97,750	[11]	125,000	3,985	226,735
John F. Smith, Jr.	77,083	18,000	12,500	107,583	[12]	125,000	3,139	235,722
Ralph Snyderman	93,750	18,000	10,000	121,750	[13]	125,000	4,195	250,945
Margaret C. Whitman	93,750	16,000	1,666	111,416		125,000	511	236,927
Patricia A. Woertz	50,000	8,000	0	58,000		0	945	58,945
Ernesto Zedillo	93,750	12,000	0	105,750	[14]	125,000	3,757	234,507

[1]

As further described in the narrative following the table, the annual retainer was increased from $75,000 to $100,000 effective October 9, 2007. This amount is paid in quarterly increments. Directors who were paid $93,750 received $18,750 for the July /August/ September 2007 quarter, and $25,000 for each of the remaining three quarters of the fiscal year. Directors who retired during the fiscal year (Mr. Augustine (August), Mr. Gorman (October) and Mr. Smith (April)), received the prorated portion of the retainer calculated and paid up through their final month of service to the Board of Directors. New Directors appointed during the fiscal year (Mr. Chenault (April) and Ms. Woertz (January)), received the prorated portion of the retainer calculated from the month of their appointment to the Board.

[2]

Committee Chair Fees for retiring Directors and for newly appointed Chairs reflect prorated amounts based on when the change in the Chair position occurred. The Committee Chair Fee for Mr. Gorman, who was Chair of the Finance Committee until its dissolution at the October 9, 2007 Board meeting, reflects a prorated fee for July through October 2007.

[3]	Total Fees Earned or Paid in Cash combines the amounts in the three preceding columns.
[4]

Annually, upon election at the Company’s annual meeting of shareholders, each Director is awarded a grant of restricted stock units (RSUs) with a grant date fair value of $125,000. This amount is recognized in the fiscal year for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards 123, as revised (SFAS 123(R)). Because Mr. Augustine retired prior to the 2007 annual meeting of shareholders and Mr. Gorman did not stand for re-election at that meeting, they did not receive the annual RSU award. Ms. Woertz and Mr. Chenault were appointed in January 2008 and April 2008, respectively, and they did not receive the annual RSU award. As of the end of fiscal year 2007-08:

a.	Mr. Augustine has 8,652 unvested stock awards outstanding and 16,712 option awards outstanding.
b.	Mr. Cook has 13,131 unvested stock awards outstanding and 10,674 option awards outstanding.
c.	Mr. Gorman has 8,652 unvested stock awards outstanding and 16,712 option awards outstanding.
d.	Mr. Gupta has 1,788 unvested stock awards outstanding.
e.	Mr. Lee has 34,612 unvested stock awards outstanding and 16,712 option awards outstanding.
f.	Ms. Martin has 16,581 unvested stock awards outstanding and 16,712 option awards outstanding.
g.	Mr. McNerney has 14,411 unvested stock awards outstanding.
h.	Mr. Rodgers has 17,606 unvested stock awards outstanding and 6,644 option awards outstanding.
i.	Mr. Smith has 10,439 unvested stock awards outstanding and 2,884 option awards outstanding.
j.	Dr. Snyderman has 33,831 unvested stock awards outstanding and 16,712 option awards outstanding.
k.	Ms. Whitman has 13,300 unvested stock awards outstanding.
l.	Dr. Zedillo has 12,991 unvested stock awards outstanding and 6,644 option awards outstanding.

Unvested stock awards include RSUs that have not yet delivered in shares and restricted stock for which the restrictions have not lapsed. RSUs earn dividend equivalents which are accrued in the form of additional RSUs each quarter and credited to each Director’s holdings. These RSUs have the same vesting restrictions as the underlying RSUs and are ultimately deliverable in shares. Restricted stock earns cash dividends that are paid quarterly.

[5]

The All Other Compensation total includes certain costs associated with Directors and their guests (spouse, family member or similar guest) attending Board meetings and/or Board activities. For two Board meetings during fiscal year 2007-08, each Director was encouraged to bring a guest. For each of these meetings, the Company incurred costs associated with providing minor commemorative items, sightseeing and other similar activities for both the Director and accompanying guest. In some cases, the Company also incurred costs associated with commercial airfare for the guest. For all other regular Board meetings throughout the fiscal year, Directors were entitled to bring a guest so long as the Director used the Company aircraft to attend the meeting and the guest’s attendance did not result in any incremental aircraft costs. Directors and their guests are also covered under the same insurance policy as all Company employees for accidental death while traveling on Company business (coverage is $750,000 for each Director and $300,000 for a guest). There is no incremental cost to the Company for this benefit. In addition, the Company maintains a Charitable Awards Program for current and retired Directors who were participants prior to July 1, 2003. Under this program, at their death, the Company donates $1,000,000 per Director to up to five qualifying charitable organizations selected by each Director. Because the Company will fund this contribution from general corporate assets, the Company did not incur any cost attributable to this program in fiscal year 2007-08. Further, Directors derive no financial benefit from the program because the charitable deductions accrue solely to the Company. This program was discontinued for any new Director effective July 1, 2003.

[6]

Mr. Bruce L. Byrnes was an employee director of the Board during fiscal year 2007-08 until his retirement from the Board effective June 10, 2008. As an employee Director, he did not receive a retainer, fees or stock award. Mr. Byrnes did attend Board meetings and activities as described above in footnote 5 above and in conjunction with those meetings received $2,405 as All Other Compensation.

[7]	Total combines the amounts in the Total Fees Earned or Paid In Cash column, the Stock Awards column and the All Other Compensation column.
[8]	Mr. Augustine took all of his fees for fiscal year 2007-08 in unrestricted stock, which had a grant date fair value of $18,167.
[9]	Mr. Cook took his fees for the first half of the fiscal year in cash, and for the second half of the fiscal year in unrestricted stock, which had a grant date fair value of $58,000.
[10]	Mr. McNerney took all of his fees for fiscal year 2007-08 in unrestricted stock, which had a grant date fair value of $126,083.
[11]	Mr. Rodgers took 25% of his fees for fiscal year 2007-08 in cash and 75% of his fees for fiscal year 2007-08 in retirement restricted stock, which had a grant date fair value of $73,313.
[12]	Mr. Smith took all of his fees for fiscal year 2007-08 in unrestricted stock, which had a grant date fair value of $107,583.
[13]	Dr. Snyderman took all of his fees for fiscal year 2007-08 as retirement restricted stock which had a grant date fair value of $121,750.
[14]

For the first half of the fiscal year, Dr. Zedillo took 50% of his fees in cash and 50% in unrestricted stock. During the second half of the fiscal year, Dr. Zedillo took 50% of his retainer as cash and 50% of his retainer as retirement restricted stock, and 100% of his committee fees as cash. The unrestricted stock elected for the first half of the fiscal year had a grant date fair value of $24,875, and the retirement restricted stock elected for the second half of the fiscal year had a grant date fair value of $25,000.

The objective of the Compensation & Leadership Development Committee of the Board of Directors is to provide non-employee members of the Board of Directors a compensation package consistent with the median of the Peer Group (as this group is further described on page [• ] of this proxy statement). In fiscal year 2007-08, non-employee members of the Board of Directors received the following compensation:

•

A grant of restricted stock units (“RSUs”) on October 9, 2007, following election to the Board at the Company’s 2007 annual meeting of shareholders, with a grant date fair value of $125,000. These units are forfeitable if the Director resigns during the year, will not deliver in shares until at least one year after the Director leaves the Board, and cannot be sold or traded until delivered in shares, thus encouraging alignment with the Company’s long-term interests. These RSUs earn dividend equivalents at the same rate as dividends paid to shareholders;

•	Effective October 9, 2007, an annual retainer fee of $100,000 paid in quarterly increments;

•	A Committee meeting fee of $2,000 for every Committee meeting attended; and

•

An additional annual retainer paid to the Chair of each committee as follows: Chair of the Audit Committee, $15,000; Chairs of the Compensation & Leadership Development, Governance & Public Responsibility and Innovation & Technology Committees, $10,000. The Chair of the Finance Committee (which was dissolved at the October 9, 2007 Board of Directors meeting), received a pro rata portion of the $10,000 annual retainer.

At its October 9, 2007 meeting, the Compensation & Leadership Development Committee recommended that the Board increase the Director’s annual retainer fee from $75,000 to $100,000, effective that date, to keep the Directors’ overall compensation package competitive with the median of our Peer Group of companies. The Board of Directors ratified this action and amended its By Laws to reflect this change on December 11, 2007.

Directors can elect to receive any part of their fees or retainer (other than the grant of RSUs) as cash, retirement restricted stock, or unrestricted stock. The Company did not grant any stock options to Directors in fiscal year 2007-08.

Non-employee members of the Board of Directors must own Company stock and/or RSUs worth six times their annual cash retainer. Except for Mr. Gupta, who was appointed in June 2007, Ms. Woertz who was appointed in January 2008, and Mr. Chenault, who was appointed in April 2008, all Directors have already achieved this ownership requirement. Ms. Woertz and Messrs. Gupta and Chenault are on track to achieve this goal within the five-year period established by the Compensation & Leadership Development Committee for achieving this level of ownership.

Report of the Compensation & Leadership Development Committee

The Compensation & Leadership Development Committee of the Board of Directors has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis” as it appears below, be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

W. James McNerney, Jr. (Chair)

Kenneth I. Chenault

Scott D. Cook

Charles R. Lee

Margaret C. Whitman

Compensation Discussion and Analysis

Executive Summary

Procter & Gamble’s compensation programs are designed to support the achievement of our overall long-term performance goals. These long-term goals, and the results we achieved in fiscal year 2007-08 are listed in the table below. Consistently delivering results at these levels should position the Company to out-perform the consumer products industry for the next decade and beyond.

Measure	Goal	2007-08 Results
Organic sales growth[1]	4% to 6%	[•]%
Diluted earnings per share (EPS) growth—excluding Gillette dilution[2]	10% or better	[•]%
Free cash flow productivity [3]	90% or greater	[•]%

We have chosen to focus on these goals because in achieving or exceeding them, we can provide attractive, sustained returns to our shareholders. The Company’s strategy is to drive growth through innovation, productivity and operational excellence. Globally, we are experiencing unprecedented increases in material and energy costs. We believe that by continuing to build compelling brands and better and more efficient products, we will deliver better consumer value during these challenging times. Our compensation programs support these strategies by rewarding successes in these key measures.

Our annual cash and long-term incentive programs link compensation payments to the Named Executive Officers with the overall success of the Company. The Compensation & Leadership Development Committee establishes target ranges for total compensation that are consistent with comparable positions in Peer Group companies as discussed below. For fiscal year 2007-08, [•].

What are the Company’s overall compensation principles?

The Compensation & Leadership Development Committee is responsible for making executive compensation decisions regarding program design and individual pay. The Committee oversees overall Company compensation policies and approves any compensation for the senior officers, including the Named Executive Officers. The Committee has established the following principles for compensating all Company employees:

•

Support the business strategy—We align compensation programs with business strategies focused on long-term growth and creating value for shareholders, and we motivate executives to overcome challenges, to deliver commitments, and to exceed Company goals;

•	Pay for performance—We pay higher compensation when goals are exceeded and lower compensation when goals are not met, taking into consideration individual ability to influence results;

[1]	Organic sales growth is a non-GAAP measure of sales growth that excludes the impact of acquisitions, divestitures and foreign exchange.
[2]

Our EPS goals are set taking into consideration the Company’s stated share repurchase objectives and, over the past three years, the year-to-year impact of Gillette dilution. Reported EPS growth was [•]%, which includes the year-to-year impact of Gillette dilution.

[3]	Free cash flow is defined as operating cash flow less capital spending. Free cash flow productivity is defined as the ratio of free cash flow to net earnings.

•

Pay competitively—Our objective is to set overall target compensation (compensation received when achieving expected results) to be in line with that of individuals holding comparable positions at other multi-national corporations of similar size, value and complexity.

These overall principles have served the Company well and enabled us to deliver strong shareholder value over time—including [• ]. The Committee and the Board of Directors are charged with the consistent and fair application of these principles. Over time, we believe this has helped to develop and retain talented employees who are committed to the Company’s success.

What are the Company’s executive compensation objectives?

Consistent with these overall principles, the Committee has established the following executive compensation objectives to continue the Company’s history of superior management and leadership, with an emphasis on long-term success:

•	Drive superior business and financial performance—Inspire leaders to achieve or exceed Company, business unit and individual goals;

•	Focus on long-term success—Hold those leaders accountable for long-term success so the Company continues to provide superior returns for shareholders over time;

•	Retention—Retain talented managers with demonstrated records of superior performance whose continued employment is key to overall Company success; and

•	Ownership—Align leaders with shareholders’ long-term interests by building significant ownership of Company stock into executive pay programs.

Who participates in the executive compensation programs?

The programs discussed here apply in many cases to larger groups of employees than the five Named Executive Officers. Following are the various individuals and groups who participate in our executive compensation programs:

Named Executive Officers:	Mr. A.G. Lafley, Mr. Clayton C. Daley, Jr., Ms. Susan E. Arnold, Mr. Robert A. McDonald and Mr. E. Dimitri Panayotopoulos

Senior Executives:	Approximately 45 top executives, including the Named Executive Officers

Executives:	Approximately 4,000 top managers

Senior Managers:	Approximately 14,000 managers

What objectives are achieved by the Company’s executive compensation programs?

The Company’s executive compensation objectives are achieved through the following ongoing programs in which some or all of our Named Executive Officers participate. A more detailed discussion of each program is provided later in this Compensation Discussion and Analysis.

Program	Description	Participants	Objectives Achieved
Annual Cash Compensation

Base Salary	• Fixed rate of pay	• All employees	• Retention • Drive superior performance • Individual contribution

Short-Term Achievement Reward - Annual Bonus (“STAR”)	• Annual bonus with target awards established at each employee level • Payments can be higher or lower than target, based on business unit and total company annual results	• All Senior Managers, Executives, and Senior Executives, (including Named Executive Officers)	• Drive superior performance • Across total company • Across business units
Long-Term Incentive Programs

Key Manager Annual Stock Grant	• Long-term incentive program tied to growth in stock price • Paid in stock options and restricted stock units (RSUs); grant amounts vary to reflect individual contribution	• All Executives, and Senior Executives (including Named Executive Officers), plus 15% of Senior Managers	• Drive superior performance • Individual contribution • Across total company • Focus on long-term success • Retention • Ownership

Business Growth Program Three-Year Incentive (“BGP”)	• Long-term incentive program with compensation tied to achievement of three-year total Company goals paid in cash and RSUs	• All Senior Executives (including Named Executive Officers)	• Drive superior performance • Across total company • Focus on long-term success • Retention • Ownership

Program	Description	Participants	Objectives Achieved
Retirement Programs

The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”)	• Annual contribution of stock made to employees based on salary and years of service	• All full-time U.S. employees	• Retention • Ownership

PST Restoration Program	• Grant of RSUs to those PST participants whose Company contribution is capped by tax regulations	• Varies annually, usually around 400 U.S.-based Executives and Senior Executives (including Named Executive Officers)	• Retention • Ownership

Country Pension Plans	• Annual retirement benefits (varies by country)	• Eligible employees in applicable countries	• Retention

International Retirement Plan (“IRP”)	• Annual contribution in lieu of home country plan contribution	• Certain expatriates who are not eligible to participate in home country plans	• Retention • Ownership

Global International Retirement Arrangement (“IRA”)	• Annual contribution to equalize home country benefits	• Certain individuals whose home country pension is not adjusted to reflect current salary	• Retention
Other Executive Benefits

Perquisites and Executive Benefits	• Available to certain executives to assure protection of Company assets and/or focus on Company business with minimal disruption	• Specific benefits are offered to different groups of Executives based on business purpose	• Security • Minimize business disruption • Retention

Other Benefits	• Medical, welfare and other benefits	• All employees	• Retention • Healthy, engaged, high-performing employees

How do we assure that executives’ compensation keeps them focused on long-term success?

The Company Emphasizes “At-Risk” Compensation

Our long-term success depends on excellent financial and operational performance year after year. Therefore, to focus on both the short and long-term success of the Company, our Named Executive Officers’ compensation includes a significant portion—approximately [•]%—that is “at-risk” where the compensation paid is determined based on the achievement of specified results. If short-term and long-term financial and operational goals are not achieved, then performance-related compensation will decrease. If goals are exceeded, then performance-related compensation will increase.

In addition, any compensation that is paid in the form of Company stock, RSUs or stock options instead of cash is further at-risk because its value varies with changes in the stock price. With a considerable percentage of their compensation paid in equity, executives have a significant stake in the long-term success of the Company and gain along with all other shareholders.

As shown in the following charts, in fiscal year 2007-08, [•]% of the Chief Executive Officer’s total compensation and, on average, [•]% of the other Named Executive Officers’ compensation was at-risk dependent on performance. [•]% of the Chief Executive Officer’s total compensation and, on average, [•]% of the other Named Executive Officers’ total compensation was paid in stock, RSUs or stock options.

The Committee believes that tying pay to performance and awarding a significant percentage of pay in equity properly motivates Company management to drive superior business and financial performance and focus on long-term success, while retaining talented executives and encouraging ownership.

Chief Executive Officer

2007-08 Compensation Distribution

Other Named Executive Officers

2007-08 Compensation Distribution

Ownership and Holding Requirements Focus on Long-Term Success

The Committee has established the Executive Share Ownership Program and the Stock Option Exercise Holding Requirement Policy to ensure that our Senior Executives own a significant amount of Company stock. This aligns management’s interests with shareholders’ interests and focuses Senior Executives, including the Named Executive Officers, on the long-term success of the Company.

The Executive Share Ownership Program requires all Senior Executives to own shares of Company stock and/or RSUs valued at a multiple of their base salary. The Chief Executive Officer must own at least eight times his base salary in Company stock and/or RSUs, and the other Named Executive Officers must own at least five times their base salaries. The Committee reviews the stock holdings of our Named Executive Officers annually, and in 2008 they each exceeded these requirements.

The Stock Option Exercise Holding Requirement Policy ensures Senior Executives remain focused on sustained shareholder value, even after exercising stock options. Under this policy, during his active employment, Mr. Lafley must hold the net shares received from stock option exercises (excluding the stock option exercise cost and related taxes) for at least two years. During their active employment, the other Senior Executives, including the other Named Executive Officers, must hold such net shares for at least one year after exercise. This policy reinforces our Senior Executives’ incentive to focus on the long-term business and financial performance of the Company. Incentive plan awards that Senior Executives voluntarily elect to take as stock options instead of cash or unrestricted stock are not subject to the holding period.

Finally, to further align our Senior Executives with the interests of our shareholders, the Company’s Insider Trading Policy does not permit pledging, collars, short sales, hedging investments or other derivative transactions involving Company stock. Purchases and sales of Company stock by Named Executive Officers can only be made during a period of one month following public earnings announcements or, if outside these window periods, with express permission from the Company’s Chief Legal Officer, or in accordance with a previously established trading plan that meets SEC requirements. Only Mr. Lafley has such a plan currently, which originally began in 2003 and has been updated periodically, most recently in May 2007.

The Company Does Not Offer Employment Contracts to its Employees

Many companies use employment contracts for their top executives. Generally, the Committee believes these arrangements are not necessary for our executives, because most have spent the majority of their professional careers with the Company, over which time they have developed a focus on the Company’s long-term success. Except in certain circumstances such as acquisitions, or where required by law in certain jurisdictions, the Company does not have any employment contracts with its executives. None of the Company’s current Named Executive Officers has an employment contract.

How is competitiveness established for executive compensation?

The Company’s executive compensation is structured so that total annual cash and total long-term compensation are competitive with comparable positions at comparable companies. To determine the amounts for these different elements of compensation, the Company evaluates similar jobs, focusing on positions with similar management and revenue responsibility in large, well-respected companies, and uses a regression analysis to adjust for the differences in revenue size. The Committee has directed Frederic W. Cook & Co., its outside and independent compensation consultant, to advise the Committee on various compensation matters, including peer group identification, competitive practices and trends, specific program design, and Committee actions with respect to principal officer compensation. In addition, the Company uses a different compensation consultant, Hewitt Associates, to provide competitive survey data and other benchmark information related to trends and competitive practices in executive compensation.

The Committee compares pay and performance information for Senior Executive positions (including Named Executive Officers) to a peer group consisting of companies that generally meet the following criteria:

•	Revenue comparable to the Company ($76 billion) and/or market capitalization comparable to the Company (approximately $200 billion);

■	Current peer group revenues range from $14 billion to $375 billion with a median of $61 billion

■	Current peer group market capitalization ranges from $10 billion to $489 billion with a median of $84 billion

•	Compete with the Company in the marketplace for business;

•	Compete with the Company for executive talent; and

•	Have generally similar pay models (we do not compare with financial services, insurance or utility companies where mix of pay elements or program structure is materially different).

The Committee evaluates and, if appropriate, updates the composition of the peer group each year to ensure it remains relevant and is not skewed by over-representation of any non consumer-products industry. Changes to the peer group are carefully considered and made infrequently to assure continuity from year to year. For fiscal year 2007-08, the peer group consisted of the following 25 companies (the “Peer Group”)—unchanged from the prior two fiscal years.

3M Altria Group AT&T Boeing Chevron Coca-Cola Colgate-Palmolive Du Pont Exxon Mobil	General Electric General Motors Hewlett-Packard Home Depot IBM Johnson & Johnson Kimberly-Clark Kraft Foods	Lockheed Martin Merck Motorola PepsiCo Pfizer Target Verizon Communications Wal-Mart Stores

Details regarding elements of executive compensation

Annual Cash Compensation

The building blocks of the Company’s annual cash compensation program are base salary and STAR annual bonus. We collect and analyze data from the Peer Group on the total annual cash compensation (base salary plus annual bonus) of positions comparable to those at the Company. For each position, we set a target amount for both base salary and STAR, where the STAR target is the amount payable as a percentage of salary if all goals are met. The sum of the target for base salary and STAR for each position is set at the median annual cash compensation of our Peer Group by position, adjusted for size using a regression of Peer Group revenues. The STAR target determines the amount of annual cash compensation at-risk for achieving annual goals.

Base Salary

The purpose of base salary is to provide a competitive fixed rate of pay, recognizing different levels of responsibility within the Company. Salaries are the basis for establishing the target payouts of the performance-driven programs discussed below, as well as the basis for retirement programs, executive group life insurance and certain benefits available to all employees.

In fiscal year 2007-08, the base salaries of Mr. Lafley and Mr. Daley did not change. Ms. Arnold, Mr. McDonald and Mr. Panayotopoulos were each promoted to positions of greater responsibility effective at the beginning of the fiscal year, and received appropriate salary increases at that time to align them with comparable positions at the Peer Group companies.

STAR Annual Bonus

The purpose of the STAR bonus program is to provide an incentive to achieve and exceed the annual business goals set for the business units and the total Company. The program rewards the achievement of outstanding business results and reduces the award for those who fail to achieve target business results. STAR awards are paid in cash, RSUs, stock options or deferred compensation, at the executive’s election.

STAR Targets are set by the Committee for Named Executive Officers based on the target bonus for similar positions at Peer Group companies in relation to base salaries. This year, based on an analysis of annual cash compensation and bonus targets at Peer Group companies, the Committee set Mr. Lafley’s STAR target at 170% of base salary. Mr. Daley’s, Ms. Arnold’s and Mr. McDonald’s STAR targets were set at 115% of base salary and Mr. Panayotopoulos had a STAR target of 90% of base salary.

STAR Awards earned for fiscal year 2007-08 were based on three target factors: 1) Company performance, 2) business unit performance, and 3) the Company’s achievement of Gillette integration goals. By multiplying these factors, each is interrelated and can impact the total award, with the Business Unit Factor having a wider range and therefore the greatest potential impact on the amount of the final award. The measures that determine each factor are discussed below. The STAR calculation is:

Star Target ($)	X	Total Company Factor (%)	X	Business Unit Factor (%)	X	Gillette Integration Factor (%)	=	STAR Payment ($)

The Total Company Factor is based on a numeric formula. The Business Unit Factor and the Gillette Integration Factor combine objective and retrospective judgmental elements and are collectively discussed and evaluated by the Chief Executive Officer, the Chief Financial Officer and the Global Human Resources Officer, resulting in a recommendation for each factor to the Committee for review and approval. Due to their role in assessing performance and recommending the award factors for all other participants, these three executives’ STAR awards are determined separately and directly by the Committee. The Committee determines their awards once the range of awards for all other STAR payments is decided, taking into account overall STAR performance factors and personal contributions to these results, and uses its discretion to determine the final STAR payments for Messrs. Lafley, Daley, and the Company’s Global Human Resources Officer.

The STAR payments for Ms. Arnold, Mr. McDonald and Mr. Panayotopoulos use the multiplicative formula shown above. The basis for each element of their awards is discussed below:

•

Total Company Factor—Ranging from 80% to 130%, this factor is determined by equally weighting the following two measures against predetermined targets: (1) organic sales growth, and (2) earnings per share (EPS) growth.

Organic sales growth: At its August 14, 2007 meeting, the Committee replaced total shareholder return with organic sales growth as a measure for fiscal year 2007-08. The Committee moved to organic sales growth because it drives total shareholder return, is a tangible measure for which Senior Managers take ownership and is directly linked to the performance of each business. Organic sales growth is a key growth measure for the Company as discussed in the Executive Summary on page [•]. For 2007-08 STAR, the target was 5.5%, slightly above the midpoint of the Company’s long-term goal of 4% to 6%.

EPS growth: The target for 2007-08 was 10% diluted EPS growth for the year, excluding the year-to-year impact of Gillette dilution. This measure is used in the STAR calculation because it assures continued Company alignment with shareholder interests. By focusing the 14,000 Senior Managers who participate in STAR on EPS, we motivate our leaders to achieve or exceed this key measure of the Company’s success.

2007-08 Results: Reported organic sales growth for the Company was [•]%, [•]%, the 5.5% target, while EPS grew [•] target at [•]%. These two results, when entered into a formula previously approved by the Committee, derive a Total Company Factor of [•]%, as compared with the 100% target value.

•

Business Unit Factor—Business unit results are included in the bonus calculation to motivate and reward participants to help their business succeed. The performance factor determined for each business unit ranges from 53% to 167%. The targets for each business unit are established at the beginning of the fiscal year and vary by business unit, reflecting a variety of factors such as the different industries in which these businesses compete and the varying levels of investment in each business unit by the Company. Each measure is an indicator of the health of the Company’s business units; the array of factors evaluated encourages a balanced approach to all aspects of business management. The targets are determined based on the long-term goals in relation to each business’ role in the Company’s portfolio. Business unit goals are reviewed by the Board of Directors and approved by the CEO. Each business unit factor is determined by:

■

Quantitative measurements of topline growth in volume, sales and market share, and bottomline measures of profit, operating cash flow and operating total shareholder return (a cash flow return on investment model that measures sales growth, earnings growth and cash flow to determine the rate of return that a business earns); and

■

Qualitative measures of performance relative to competitors, coordination and collaboration with other Company business units, the quality of business strategy and business model, the strength of the innovation program and portfolio and other considerations such as adherence to ethical standards and response to unpredictable events like natural disasters.

2007-08 Results: The business unit factors that were applied to Named Executive Officers are as follows:

Ms. Arnold—As the President of Global Business Units (“GBUs”), Ms. Arnold is responsible for developing the overall strategy for our brands. Her STAR award is based on the weighted average of the results of all three GBUs—Beauty, Health & Well Being and Household Care.

The combined organic sales growth result for the three GBUs was [•]%, and the earnings growth result was [•]%. These factors, combined with the other quantitative and qualitative measures listed above and assessed for each of the business units, resulted in a weighted average business unit factor of [•]% applied to Ms. Arnold’s STAR calculation. This was [•] versus expectations.

Mr. McDonald—As Chief Operating Officer, Mr. McDonald is responsible for the market development organizations, the global business services organization, and the centralized corporate functions. Accordingly, his business unit factor is a weighted average of the performance factors for these organizations. In 2007-08, the combined market development organizations achieved organic sales growth of [•]% and earnings growth of [•]%. The global business services award, measured by [•] achieved [•]. Because the centralized corporate functions support all business units, the factor applied to those functions is the average of all business unit factors, which was [•]%. Weighting these factors, a composite business unit factor of [•]% generally representing [• ] versus overall expectations was applied in Mr. McDonald’s STAR calculation.

Mr. Panayotopoulos—Mr. Panayotopoulos serves as Vice Chair of the Company’s Household Care GBU. His business unit factor is based on a weighted average of the performance factors of the businesses that are part of that GBU. The combined organic sales growth result for Household Care was [•]%. Earnings growth was [•]%. Overall, combining these results with the other quantitative and qualitative factors listed above and assessed for each of the business units in Household Care resulted in a business unit factor applied to Mr. Panayotopoulos’ STAR of [•]%. This reflects overall results that were [•] versus expectations.

•

Gillette Integration Factor—Ranging from 80% to 130%, this factor assesses the achievement of Gillette integration goals during key transition years and focuses all participants on the achievement of the goals set for this important integration. The factor has been a component of the STAR award since 2005. The factor reflects the major integration milestones that occurred this fiscal year, and is based on three categories:

■	Business Momentum—goals relating to maintaining P&G and Gillette base business momentum in areas such as sales, market share and profit growth while integrating Gillette;

■	Integration Financials—including dilution, cost and revenue synergies and total investment required to deliver the synergies; and

■

Retention—percentage retention of Gillette heritage managers, plus assessments from employee surveys regarding how well Gillette heritage employees believe their skills and capabilities are being utilized.

2007-08 Results: All three components of the Gillette Integration Factor were [•] for the fiscal year. Business momentum was strong as both the heritage Gillette and P&G businesses continue to deliver sales and earnings growth [•] of target. The Company’s integration financials were [•] of target, as the Gillette merger was [•] in 2007-08. Retention was [•] the target we established at close of the merger, and our employee survey results indicate that Gillette heritage employees continue to be [•] with their integration into the Company. Based on these results, the Committee approved an overall Gillette Integration Factor of [•]%.

The Committee reviews the recommendations for the Business Unit and Gillette Integration Factors and considering Company performance results, determines final payments for all Senior Executives. They retain the authority to make no award in a given year and the discretion to accept, modify, or reject management’s recommendations.

The following shows the actual STAR calculation for each Named Executive Officer:

STAR Annual Bonus

(Dollar Figures Shown in Thousands)

Named Executive Officer	STAR Target ($)	Total Company Factor	Business Unit Factor	Gillette Integration Factor	STAR Payment ($)	STAR Payment as % of Target
A.G. Lafley	2,890	Committee Decision Based on Performance			[•]	[•]%
Clayton C. Daley, Jr.	1,047	Committee Decision Based on Performance			[•]	[•]%
Susan E. Arnold	1,150	[•]%	[•]%	[•]%	[•]	[•]%
Robert A. McDonald	1,150	[•]%	[•]%	[•]%	[•]	[•]%
E. Dimitri Panayotopoulos	819	[•]%	[•]%	[•]%	[•]	[•]%

Summary of Total Annual Cash Compensation

Mr. Lafley’s total annual cash compensation was [•], approximately [•]% [above/below] the median for Chief Executive Officers in the Peer Group. This reflects [•]. Mr. Daley’s annual cash compensation of [•]was [•]% [above/below] the median for Chief Financial Officers in the Peer Group, and reflects [•]. Ms. Arnold’s annual cash compensation of [•] was [•]% [above/below], Mr. McDonald’s annual cash compensation of [•] was [•]% [above/below] and Mr. Panayotopoulos’ annual cash compensation of [•] was [• ]% [above/below.] These amounts reflect [•].

Long-Term Incentive Programs

The majority of total compensation for Senior Executives is long-term compensation. It is paid through two programs – the Key Manager Annual Stock Grant and the BGP three-year incentive plan. The Committee establishes a target for total long-term compensation consistent with the median, total long-term compensation of comparable positions at Peer Group companies regressed for revenue size, and then allocates this overall target into a target for each of the two programs. BGP targets are based on salaries at the beginning of each BGP three-year cycle. Key Manager targets are established by subtracting these BGP targets from the median total long-term compensation of similar positions in the Peer Group described above. Actual amounts earned depend upon performance.

Key Manager Annual Stock Grant

The purpose of the Key Manager Annual Stock Grant program is to focus executives’ attention on the long-term performance of the Company and directly link executives’ interests to those of the shareholders. For all Named Executive Officers except Mr. Lafley, these grants were previously made in stock options. Beginning in fiscal year 2007-08 all Executives (except Mr. Lafley) could elect to receive up to 50% of their award in RSUs. The Committee allowed the choice of RSUs to address individual preferences and to better align our practices with those of companies in our Peer Group, which generally grant a mix of stock options and RSUs. The Committee continues to require that at least half of every Key Manager award be delivered in stock options because stock options tightly align participants’ interests with those of the Company’s shareholders—producing no return whatsoever if shareholders do not realize gains. The use of stock options and RSUs ties a significant portion of our executives’ total compensation to stock price performance. This program aligns with overall compensation program objectives by focusing on long-term Company performance and drives shareholder value by rewarding sustained increases in share price.

The stock options are not exercisable (do not vest) until three years from date of grant and expire ten years from date of grant. RSUs deliver in shares five years from date of grant. The three-year stock option vest and five-year forfeitability restriction on RSUs enhance ownership and retention because employees who voluntarily resign from the Company during the specified periods forfeit their awards, and those who retire must wait the three or five years before shares are available to them.

Once the Key Manager Annual Stock Grant target is established based on Peer Group competitive data, the Chief Executive Officer recommends specific awards to the Committee for each Senior Executive based on individual performance and experience in their position. These recommendations can be up to 50% above or 50% below the target award. In exceptional cases, no award will be granted. As noted previously, the Committee retains full authority to accept, modify or reject these recommendations. The Committee also reviews total Company performance and individual performance to determine the Key Manager award and form of delivery for the Chief Executive Officer.

Based on Mr. Lafley’s recommendation, the Committee granted awards to the other Named Executive Officers with the expensed values set forth below. Mr. Daley received an award of [•]. Mr. Daley’s business expertise and leadership in the Gillette integration were determining factors in this grant. Ms. Arnold received an award of [•] reflecting her experience and leadership in her current position and the overall performance of the Company’s Global Business Units. Mr. McDonald’s award of [•] reflects the important role he played in the Gillette integration and his performance as Chief Operating Officer. Mr. Panayotopoulos received a grant valued at [•] based on his performance and leadership of the Global Household Care business unit. Mr. Daley elected to receive 25% of his award in RSUs. Ms. Arnold and Messers. McDonald and Panayotopoulos elected to receive 100% of their awards in stock options.

The Committee believes Mr. Lafley continues to perform effectively and to deliver consistent results [•]. The Committee also determined it was appropriate to deliver 50% of the grant in stock options and 50% in RSUs. The expensed value of the total award is [•], as shown in the Summary Compensation Table on page [•] of this proxy statement.

Business Growth Program (BGP) Three-Year Incentive

BGP is the second long-term incentive component for Senior Executives and focuses these leaders on the long-term goals most critical to the overall success of the Company. BGP places compensation at-risk subject to the achievement of specific Company growth objectives. BGP is designed to reward the achievement of three-year performance goals, with a new period beginning when the preceding three-year period ends. Fiscal year 2007-08 was the third, and final year in the current three-year program that ran from July 1, 2005 to June 30, 2008. Recommended BGP payments are calculated based on a formula comparing actual results to pre-established performance targets, but the Committee can reduce or eliminate awards if they determine the calculated awards are inconsistent with shareholders’ best interests. The target BGP award amount for the three-year period which is set at the beginning of the performance period, is six times base salary for the Chief Executive Officer and three times base salary for the other Named Executive Officers.

The amount of BGP payout is based on results with respect to two metrics that balance Senior Executives’ focus and lead to sound business decisions for the long-term health of the Company:

•	Compound EPS Growth — Earnings per share growth as measured against goals set by the Committee for the performance period; and

•	Operating Total Shareholder Return — a cash flow return-on-investment model that measures sales growth, earnings growth and cash flow generation to determine the rate of return that a business earns.

For the most recent three-year period, the EPS growth target was 10% compound annual growth. Operating TSR, an internal, proprietary metric is based on the Company’s on-going EPS growth goal of 10% and our free cash flow productivity goal of 90% or greater. Each of these Company goals is demanding, as they represent industry-leading performance. The Committee established accounting guidelines at the beginning of the three-year performance period to define the methodology for calculating performance results.

The results of these two metrics are entered into a matrix formula that was approved by the Committee at the beginning of the three-year performance period and yields a payout percentage range from 0% to 200%. Interim payments of 30% of the total anticipated BGP award may be earned and paid in year one and year two of the three-year performance period, but only if both target metrics are met or exceeded for these periods. Once the final year of the three-year period is complete and the final award calculation is made, any interim payments are subtracted from this final award calculation to determine the final payment to be made in year three. In the unlikely event that total interim payments exceed the final award, the Committee will require repayment of any amount overpaid.

Each BGP payment is divided in half. One-half is paid in RSUs that do not deliver in shares of stock until three years following the date of payment, even if the executive retires in the meantime. This aligns the interests of the Senior Executives with shareholders by encouraging participants to focus on the health of the Company beyond the performance period and promotes the retention of key top talent who will forfeit undelivered units if they resign. The other half of each BGP payment is awarded in cash, RSUs or deferred compensation, at the executive’s election.

2005-08 Performance Period and Final Payment in the Three-Year Cycle

The chart below shows the three-year 2005-08 results of the two BGP metrics, and the final calculation. The results of these metrics were entered into the matrix formula previously approved by the Committee, and the resulting payout percentage factor for the three-year cycle was [• ]%:

Measure	Target (7/1/2005 – 6/30/2008)	Result
Compound EPS Growth (excluding the dilutive impact of the merger with Gillette).	+10%	+[•]%

Operating TSR	Pre-established target range

2005-08 Calculation	[[• ]% x Executive’s BGP Target]

The chart below shows the calculation of the 2008 BGP payment (final year in the three-year cycle) for each Named Executive Officer, taking into account interim payments made in 2006 and 2007. As a result of the Company’s strong performance, the Company exceeded the compound EPS growth goal and met or exceeded the total shareholder return goal in each of the first two years.

BGP Payment Summary
(Dollars in Thousands)
Named Executive Officer	Three-year Target	Three-year Calculation (Target x [•]%)	2006 Interim Payment (193%)	2007 Interim Payment (170%)	Final Payment (Three-year Calculation minus Sum of Interim Payments)
A. G. Lafley	10,200	[•]	5,906	5,202	[•]
C. C. Daley	2,520	[•]	1,459	1,285	[•]
S. E. Arnold	2,730	[•]	1,581	1,392	[•]
R. A. McDonald	2,730	[•]	1,581	1,392	[•]
E. D. Panayotopoulos	2,400	[•]	1,390	1,224	[•]

Summary of Long-term Incentive Compensation

Our Named Executive Officers’ total long-term incentive (“LTI”) payments combine the annual Key Manager program and the three-year BGP program. Using an annualized BGP calculation, by dividing the total payout by three, we can compare total LTI to the Peer Group median. Mr. Lafley’s total annualized LTI of [•] is approximately [•]% above/below the Peer Group median and is a reflection of the performance considerations described on pages [•] to [•]. Mr. Daley, Ms. Arnold, Mr. McDonald and Mr. Panayotopoulos had total annualized LTI values of [•], [•], [• ] and [•] respectively and reflect the individual performance and contribution discussed on page [•] in the Key Manager section of this Compensation Discussion and Analysis and the total Company results of the BGP three-year program. Mr. Daley’s total LTI value was approximately [•]% of the Peer Group median, Ms. Arnold’s was approximately [•]%, Mr. McDonald’s was approximately [•]% and Mr. Panayotopoulos’ was approximately [•]%.

Retirement Programs

The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Program (“PST”) is the Company’s primary retirement program for U.S.-based employees. We regularly compare our retirement programs with other peer companies to determine competitive retirement benefits. PST is a qualified defined contribution plan providing retirement benefits for full-time U.S. employees, including the Named Executive Officers. Under the PST program, each employee’s individual PST account receives an allocation consisting of an annual contribution of 1) preferred shares funded by the PST and 2) shares of Company common stock purchased by the PST Trustees using a cash contribution from the Company. Participants earn dividends on the stock in the PST account and have the option of reinvesting those dividends or taking them in cash. The amount of the combined annual contribution varies based upon individual base salaries years of service. Some executives, including each of the Named Executive Officers, are subject to federal tax limitations on contributions that may be made each year to their PST accounts and therefore may not receive the full calculated contribution. Under the nonqualified PST Restoration Program, the Company makes an additional contribution, in the form of a grant of RSUs, to those executives whose contribution is limited. The value of these RSUs is equal to the amount that would have otherwise been granted under PST, but for the tax limitations. Participants are vested in their PST accounts after five years and their PST Restoration RSUs are forfeitable until they become eligible for retirement.

Certain employees participate in country pension plans which provide primary and supplementary retirement benefits. Because Mr. Panayotopoulos started his career in the United Kingdom, he has assets frozen in his original pension plan in the United Kingdom. The Procter & Gamble Pension Fund (UK) provides for post-retirement payments based on the employee’s ending salary and years of service. This plan also includes a supplemental or “temporary” UK pension for employees who retire before age 65. This temporary benefit provides pension payments to employees who retire after age 59 but prior to age 65. The amount of such payments is similar to the pension payments that the employee will receive from the government when he or she reaches age 65. This temporary benefit stops when government pension payments begin.

Retirement programs have also been established for employees who are on expatriate assignments for an extended period of time or transfer out of their home country on a permanent basis. These programs are necessary to ensure that individuals who accept an assignment outside their home country are not disadvantaged in their ability to accumulate competitive retirement benefits. Mr. Panayotopoulos participates in the International Retirement Plan (“IRP”), which was established to provide retirement savings for certain employees on international assignment who are not eligible to participate in their home country pension plan due to plan or legal restrictions. The plan contribution for Mr. Panayotopoulos is calculated using the same formula as PST. Mr. Panayotopoulos is permitted to take this contribution in the form of RSUs or to invest in one of several investment vehicles offered within the IRP.

Mr. Panayotopoulos also participates in the Global International Retirement Arrangement (“Global IRA”). The Global IRA is designed to provide retirement benefits to certain employees whose benefits are frozen under their home country pension plan(s) as a result of having been transferred away from their home country on a permanent basis. Benefits paid under these plans are based on the employee’s salary at the time of transfer instead of the employee’s salary at the time of his or her retirement. The Global IRA accounts for the differences in retirement benefits attributable to a higher salary at the time of retirement than at the time of transfer out of the home country. As such, the Global IRA is reduced on a dollar for dollar basis by any retirement pension benefit paid by either the Company or the government which was earned through the employee’s home country.

Perquisites and Executive Benefits

The Company provides limited perquisites and special benefits to certain executives. These arrangements fulfill particular business purposes. Benefits such as home security systems, secured workplace parking and an annual physical safeguard Named Executive Officers. While Company aircraft are generally used for Company business only, for security reasons Mr. Lafley is required by the Board to use Company aircraft for all air travel, including personal travel. To increase executive efficiency, in limited circumstances, Named Executive Officers may travel to outside board meetings on Company aircraft, in which case the Company generally receives some reimbursement from the companies on whose boards our executives serve. In addition, if a Company aircraft flight is already scheduled for business purposes and can accommodate additional passengers, Named Executive Officers and their spouse/guests may join flights for personal travel. To the extent any travel on Company aircraft results in imputed income to the Named Executive Officer, the Company does not provide gross-up payments to cover the Named Executive Officer’s personal income tax due on such imputed income. We also reimburse Named Executive Officers for tax preparation and some financial counseling to eliminate distraction, focus their attention on business issues and assure accurate personal tax reporting. To remain competitive and retain our top executives, we offer executive group whole life insurance coverage (equal to base salary plus STAR Target). Finally, to further increase executive efficiency, we provide limited local transportation within Cincinnati.

In general, executive benefits make up a very small percentage of total compensation (less than 1%) for the Named Executive Officers. The Company does not gross-up payments to cover personal income taxes that may pertain to any of the executive benefits. The Committee reviews these arrangements regularly to assure they continue to fulfill business needs.

The Company also provides certain benefits to any employee who accepts an assignment outside his or her home country. For employees serving in such expatriate assignments, the Company makes payments for expenses that are incurred because of the assignment, such as housing allowances, education support, relocation allowance, travel to and from home country, immigration expenses and payments for tax expenses associated with these benefits. Mr. Panayotopoulos completed an expatriate assignment on April 30, 2008 and received some of these payments during his assignment. While not an executive benefit, since the program governing expatriate reimbursements applies to any employee accepting such an assignment, we discuss it here to provide an explanation for the additional compensation recorded for Mr. Panayotopoulos in the Summary Compensation Table on page [•] and the All Other Compensation Table on page [•].

Total Compensation for Named Executive Officers

The Committee believes the executive compensation programs described above meet the Company’s compensation principles of supporting business strategies, paying for performance and paying competitively. Given the Company’s emphasis on stock-based compensation as a major form of compensation for its Named Executive Officers, and because the SEC requires stock-based compensation to be reported based on what is expensed in our financial statements, we provide the table below to facilitate understanding of awards to our Named Executive Officers in fiscal year 2007-08. The table summarizes all compensation awarded to Named Executive Officers in the fiscal year and reconciles amounts shown in the table to amounts in the Summary Compensation Table that follows this Compensation Discussion and Analysis. Inclusion of this table is not designed to replace the Summary Compensation Table, but rather to reflect the Committee’s decisions about compensation awarded to the Named Executive Officers during the fiscal year.

Actual Compensation Awarded 2007-08

(Dollar Figures Shown in Thousands)

Actual Compensation Awarded in 2007-08
Adjustments Required for Summary Compensation Table
Name	Salary ($)	STAR Annual Bonus ($)	Value of Key Manager Award[1] ($)	BGP Award ($)	PST Restor- ation or IRP Award ($)	Other Compen- sation[2] ($)	Total Compen- sation Awarded ($)	Plus Prior stock option grants expensed this FY3 ($)	Plus Prior RS/RSU grants expensed this FY4 ($)	Less 2008 stock options to be expensed in future FY5 ($)	Plus tax and other payments for prior expatriate assign- ment[6] ($)	Net Difference ($)	Total in Summary Compen- sation Table ($)
A. G. Lafley
Clayton C. Daley, Jr.
Susan E. Arnold
Robert A. McDonald
E. Dimitri Panayotopoulos

[1]	Represents the grant date fair value of the 2008 Key Manager Award determined in accordance with SFAS 123(R).
[2]	Represents total of PST contribution, perquisites and other executive benefits.
[3]	Those portions of prior year stock options for individuals not retirement eligible that were expensed during fiscal year 2007-08.
[4]	Those portions of prior year special equity awards that were expensed during fiscal year 2007-08.
[5]	Those portions of fiscal year 2007-08 stock option awards for individuals not retirement eligible that will be expensed in future years.
[6]

Tax payments related to Messrs. Lafley’s and McDonald’s stock options received while on prior expatriate assignments and tax and other payments related to Mr. Panayotopoulos’ expatriate assignment during fiscal year 2007-08.

As noted above in the Executive Summary on page [•] of this proxy statement, Named Executive Officers’ total compensation targets are set consistent with total compensation paid for similar positions in our Peer Group. This is consistent with our approach to compensation at all levels of the Company. Once targets are established, actual Company, business unit and individual performance affect the amount of compensation paid to any individual Named Executive Officer and may result in substantial differences among the Named Executive Officers. The Committee believes this approach is consistent with our principles to pay competitively and to pay for performance, and therefore does not set guidelines for the ratio of any one position’s pay to another such as CEO pay relative to other Named Executive Officers.

Chief Executive Officer Compensation

Mr. Lafley’s compensation is determined by the Committee using the same principles applied to all Senior Executives. The Committee works to make its process for assessing Mr. Lafley’s performance rigorous and objective, with performance standards based on what is important to the Company’s success. The entire process is supported by the Committee’s independent compensation consultant, Frederic W. Cook & Co., which does no other work for the Company.

Mr. Lafley’s total compensation is linked directly to his personal performance and the Company’s performance. Through STAR and BGP it is aligned with business strategies and focused on rewarding sustained, long-term growth in shareholder value. The Committee primarily considered the following factors in determining Mr. Lafley’s short and long-term incentive compensation:

•	The Company’s overall results for fiscal year 2007-08, as shown on page [•];
•	Mr. Lafley’s individual performance;
•	The compensation awarded to other chief executives in our Peer Group producing similar results; and
•	Our compensation principles and objectives as discussed on pages [•] of this proxy statement.

The Committee also considered the results of Mr. Lafley’s individual leadership and his focus on sustaining growth for the future of the Company, including: [•]

To gain further perspective on Mr. Lafley’s total compensation, before making decisions on each element of his total compensation, the Committee reviews a summary of all elements of Mr. Lafley’s total compensation, including base salary (which has not increased in the past five years), STAR annual bonus, Key Manager annual stock grant, BGP three-year incentive, unrealized gains from stock options, restricted stock and RSUs, and the cost to the Company of all retirement programs, benefits and executive benefits. Based on its review of this summary and in consultation with its independent compensation consultant, the Committee determined [•].

Additional Information

This additional information may assist the reader in better understanding the Company’s compensation practices and principles.

Role of the Chief Executive Officer in setting other Named Executive Officers’ compensation

The Committee has broad authority over the compensation of the Company’s Senior Executives, including review and evaluation of their total compensation. The Chief Executive Officer makes recommendations to the Committee regarding the annual cash and long-term incentive compensation of the Company’s Senior Executives (other than his own compensation) based on Company performance, individual performance and input from Company management and the Committee’s independent compensation consultant. All final decisions regarding compensation for Senior Executives are made by the Committee.

Tax Gross-Ups

Generally, the Company does not increase payment to any employees, including Named Executive Officers, to cover personal income taxes due. However, certain tax equalization and other payments to cover taxes associated with the provision of certain benefits are made to employees assigned to work outside his or her home country. In addition, from time to time, there may be contractual obligations to cover personal income taxes for certain separating executives hired through acquisitions.

Use of Independent Compensation Committee Consultant

The Committee has hired independent consultant Frederic W. Cook & Co. and directed it to advise the Committee on various compensation matters, including peer group identification, competitive practices and trends, specific program design, and Committee actions with respect to principal officer compensation. Under the terms of its agreement with the Committee, Frederic W. Cook & Co., is prohibited from doing any other business for the Company or its management, and the Committee may contact Frederic W. Cook & Co. without any interaction from Company management. This is meant to ensure the independence of the Committee’s compensation consultant. Consistent with the terms of the Committee’s agreement with Frederic W. Cook & Co., the Committee has adopted a formal policy prohibiting any compensation consultant retained by the Committee from doing any other business for the Company or its management.

Timing and Pricing of Stock-Based Grants

The Company grants stock, RSUs and stock options on dates that are consistent from year to year. If the Committee changes a grant date, it is done well over a year in advance and only after careful review and discussion. The Company has never repriced stock options and is not permitted to do so without prior shareholder approval.

We use the closing price of the Company’s stock on the date of grant to determine the grant price for executive compensation awards. However, because PST uses the value of shares based on the average price of Company stock for the last five days in June, the grants of RSUs made under PST Restoration and IRP follow the same grant price practice. The pre-established grant dates and prices for executive compensation programs are:

Program	Grant Date	Grant Price

STAR[1]	Last business day on or before September 15	Closing price on grant date

Key Manager	Last business day of February—or, if needed for corrections, a second grant on the last business day prior to May 10	Closing price on grant date

BGP	Last business day on or before September 15	Closing price on grant date

PST Restoration and IRP	First Thursday in August	Average of the high and low stock price for the last five days of June

[1]	Stock grants under the STAR program occur only if the Senior Executive elects a payment in stock.

Special Equity Awards

On rare occasions, in response to unique situations, the Committee has the authority to make special equity grants in the form of restricted stock or RSUs to Senior Executives to assure retention of the talent necessary to manage the Company successfully or to recognize superior performance. No such grants were made to Named Executive Officers in fiscal year 2007-08. If made, grant dates are reviewed and approved as far in advance as possible. No grants are made retroactively.

Recoupment Policy

The Committee has adopted the Senior Executive Officer Recoupment Policy that permits the Company to recoup or “claw back” STAR or BGP payments made to Senior Executives in the event of a significant restatement of financial results for any reason. This authority is in addition to the Committee’s authority under The Procter & Gamble 2001 Stock and Incentive Compensation Plan (as amended) (the “2001 Plan”) to suspend or terminate any outstanding stock option if the Committee determines that the participant has acted significantly contrary to the best interests of the Company or its subsidiaries.

Deferred Compensation Plan

The Procter & Gamble Company Executive Deferred Compensation Plan, established in 2004 to maintain a competitive benefits package, allows Senior Executives to defer receipt of up to 100% of their annual STAR bonus, up to 50% of their BGP award, and/or up to 50% of their annual base salary. The Company retains the cash amounts, while a notional account is set up with investment choices that mirror those available to all U.S. employees who participate in The Procter & Gamble Savings Plan. No above-market or preferential interest is credited on deferred compensation, as defined for purposes of the SEC disclosure rules.

Tax Treatment of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the Company deductibility of executive compensation paid to certain Named Executive Officers to $1,000,000 per year, but contains an exception for certain performance-based compensation.

For fiscal year 2007-08, awards granted under the STAR, Key Manager and BGP programs satisfied the performance-based requirements for deductible compensation. The Committee approved award pools for STAR and BGP based on net earnings with a maximum portion of each pool set for each of the Named Executive Officers subject to Section 162(m). The Committee then used its discretion to determine STAR and BGP awards based on Company and business results. Each of the amounts approved for Named Executive Officers subject to Section 162(m) were below the maximums established, and are therefore deductible by the Company.

Company deductibility of compensation was taken into account by the Committee when setting compensation levels for current Named Executive Officers. While the Committee’s general policy is to preserve the deductibility of compensation paid to the Named Executive Officers, the Committee nevertheless authorizes payments that might not be deductible if it believes they are in the best interests of the Company and its shareholders. The Committee determined that it was appropriate to continue to pay Mr. Lafley a competitive base salary of $1,700,000, with $700,000 not deductible by the Company. Named Executive Officers are eligible for other grants, even though such grants may result in non-deductible payments. In certain years, individuals may receive non-deductible payments resulting from awards made prior to becoming a Named Executive Officer. Ms. Arnold received a special equity grant in 2003, before she became a Named Executive Officer. This award of restricted stock vested in June 2008 and was not deductible by the Company.

Governing Plans

All grants of stock options, restricted stock and/or RSUs are made under the 2001 Plan or The Gillette Company 2004 Long-Term Incentive Plan (the “Gillette Plan”). The 2001 Plan was approved by Company shareholders in 2001. The Gillette Plan was approved by Gillette shareholders in 2004 and adopted by the Company in 2005 as part of our merger with The Gillette Company.

PST retirement benefits are governed by trustees, who oversee both (a) the Profit Sharing Trust and (b) the Profit Sharing Trust and Employee Stock Ownership Plan, a qualified defined contribution plan providing retirement benefits for U.S.-based employees. Other retirement benefits discussed in this Compensation Discussion and Analysis are governed by The Procter & Gamble Company Global International Retirement Arrangement, the Procter & Gamble Pension Fund (UK), and the International Retirement Plan.

Payment of Dividends and Dividend Equivalents

Restricted stock earns dividends at the same rate as dividends paid on the Company’s common stock. These dividends are paid in cash every quarter. For RSUs granted pursuant to STAR, BGP, PST Restoration and IRP, recipients accumulate additional units called dividend equivalents at the same rate as dividends paid on the Company’s common stock. Dividend equivalents are subject to the same restrictions as the award on which they are based, and are only delivered in shares when and if the original award is delivered in shares. For RSUs granted under the Key Manager program, no dividend equivalents are earned.

Executive Compensation

The following tables, footnotes and narratives, found on pages [•] to [•], provide information regarding the compensation, benefits and equity holdings in the Company for the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s next three most highly compensated executive officers.

Summary Compensation

The following table and footnotes provide information regarding the compensation of the Named Executive Officers during fiscal year 2007-08 and fiscal year 2006-07.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Com pensation[4] ($)	Change in Pension Value and Nonqualified Deferred Com- pensation Earnings[5] ($)	All Other Com- pensation[6] ($)	Total ($)
A. G. Lafley	2007-08
Chairman of the Board and Chief Executive Officer	2006-07	1,700,000	3,500,000	9,230,000	10,328,000	2,601,000	0	377,000	27,736,000
Clayton C. Daley, Jr.	2007-08
Vice Chairman and Chief Financial Officer	2006-07	895,000	1,006,000	790,000	4,167,000	643,000	0	94,000	7,595,000
Susan E. Arnold	2007-08
President-Global Business Units	2006-07	910,000	946,000	1,048,000	2,445,000	696,000	0	66,000	6,111,000
Robert A. McDonald	2007-08
Chief Operating Officer	2006-07	910,000	1,064,000	1,147,000	3,485,000	696,000	0	322,000	7,624,000
E. Dimitri Panayotopoulos	2007-08
Vice Chairman—Global Household Care

[1]

For fiscal year 2007-08, Bonus reflects 2007-08 STAR awards made in the form of cash or deferred compensation. Each Named Executive Officer can elect to take his or her STAR award in cash, deferred compensation, RSUs or stock options and for fiscal year 2007-08 elected the following: Mr. Lafley, 100% deferred compensation; Mr. Daley, 75% cash and 25% deferred compensation; Ms. Arnold and Messrs. McDonald and Panayotopoulos, 100% cash, respectively. The totals above reflect the amounts earned for fiscal year 2007-08 that will be paid on September 15, 2008. For more information on STAR, see pages [•] to [•] of this proxy statement.

[2]

For fiscal year 2007-08, Stock Awards includes any of the 2007-08 BGP award earned in the fiscal year that will be paid in RSUs on September 15, 2008, including 50% of the award required by the BGP plan to be paid in RSUs. Fiscal year 2007-08 was the final year in the three-year period of the program. As such, this final award reflects amounts earned related to achievement of performance targets over the entire three-year period (July 2005-June 2008) of the program, taking into account interim payments made in 2006 and 2007. Stock Awards also includes amounts expensed in the fiscal year for PST Restoration Program Awards and IRP Awards paid in the form of RSUs earned during the fiscal year and granted on August 7, 2008. For Mr. Lafley, 2007-08 Stock Awards also includes the amounts expensed in the fiscal year for his February 2008 Key Manager RSU award. For Mr. Daley, 2007-08 Stock Awards includes the amount expensed in the fiscal year for the 25% of his Key Manager Award that Mr. Daley elected to take as RSUs. See page [•] of this proxy statement for further discussion about this RSU-election option. For Ms. Arnold and Messrs. McDonald and Panayotopoulos, 2007-08 Stock Awards also includes amounts expensed during the fiscal year for a special equity grant of restricted stock awarded to each of them in a prior year. For more information on PST Restoration Awards and IRP Awards, please see page [•] of this proxy statement, and for more information on special equity awards, please see page [• ] of this proxy statement. The fair value of these awards, as determined in accordance with SFAS 123(R), is calculated using the closing price of Company stock on the date of grant.

[3]

Option Awards for fiscal year 2007-08 includes the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007-08, in accordance with SFAS 123(R). Where applicable, amounts expensed during fiscal year 2007-08 for grants made in prior years are also included in this column. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the assumptions made in the valuation for the current year awards reflected in this column, please see Note [•] to the Consolidated Financial Statements contained in the Company’s 2008 Annual Report. For information on the valuation assumptions with respect to grants made in prior fiscal years, please see the corresponding note to the Consolidated Financial Statements contained in the Company’s Annual Report in the respective fiscal year. Because Messrs. Lafley, Daley and McDonald received grants on February 29, 2008 and were eligible for retirement at the end of the fiscal year, the full grant date fair value of these awards was fully expensed in the fiscal year. Because Mr. McDonald became retirement eligible during the fiscal year, his total also reflects the portions of prior awards expensed in the fiscal year. Because Ms. Arnold is not yet retirement eligible, the totals above reflect only the portion of the grant date fair value of these awards that were expensed during the fiscal year, as well as any amounts expensed in the fiscal year for prior years’ Key Manager Option Grants. Though Mr. Panayotopoulos was retirement eligible at the end of the fiscal year, because Mr. Panayotopoulos received a portion of his Key Manager Option Grant on May 9, 2008, a portion of his grant will be expensed in fiscal year 2008-09.

[4]

Non-Equity Incentive Plan Compensation for fiscal year 2007-08 includes any portion of the 2007-08 BGP award earned in the fiscal year that will be paid in the form of cash or deferred compensation on September 15, 2008, as elected by the individual Named Executive Officer. This final award reflects amounts earned related to achievement of performance targets over the entire three-year period of the program, taking into account interim payments made in 2006 and 2007. As described on page [•] of this proxy statement, executives must take 50% of their award in RSUs, noted above in the Stock Awards column, and the remaining 50% can be paid in cash, deferred compensation or RSUs. All Named Executive Officers elected either cash or deferred compensation for this 50% of their 2007-08 BGP award. Messrs. Lafley, McDonald and Panayotopoulos, and Ms. Arnold, elected to take this 50% of their respective 2007-08 BGP awards in cash, and Mr. Daley elected to take 25% of his 2007-08 BGP award in cash and 25% of his 2007-08 BGP award as deferred compensation.

[5]

Change in Pension Value and Non-Qualified Deferred Compensation Earnings for fiscal year 2007-08 reflects the difference between the June 30, 2008 present value and the June 30, 2007 present value of Mr. Panayotopoulos’ pension benefits. The determination of June 30, 2008 present value utilized fiscal year 2007-08 assumptions under SFAS 87, including a [•]% discount rate. The determination of the June 30, 2007 present value utilized fiscal year 2005-06 assumptions under SFAS 87, including a [•]% discount rate. See the Pension Benefits Table on page [•] for additional information on Mr. Panayotopoulos’ pension benefits. None of the other Named Executive Officers has a pension plan. None of the Named Executive Officers had above-market earnings that are required to be disclosed.

[6]	Please see the following table for information on the numbers that comprise the All Other Compensation column.

All Other Compensation

Name	Year	Profit Sharing Contri- butions[i] ($)	Executive Group Life Insuranceii ($)	Flexible Compensation Program Contributionsiii ($)	Expatriate and Relocation Paymentsiv ($)	Tax Reimburse- ments[v] ($)	Perquisites or Executive Benefits[v][i] ($)	Total ($)
A. G. Lafley	2007-08
	2006-07	47,958	10,628	6,400	—	63,309	248,466	376,761
Clayton C. Daley, Jr.	2007-08
	2006-07	47,958	2,520	6,400	—	n/a	36,883	93,761
Susan E. Arnold	2007-08
	2006-07	47,958	2,230	5,350	—	n/a	10,302	65,840
Robert A. McDonald	2007-08
	2006-07	47,958	2,397	6,400	—	254,504	10,332	321,591
E. Dimitri Panayotopoulos	2007-08

i.

Amounts contributed by the Company pursuant to PST, a qualified defined contribution plan providing retirement benefits for U.S.-based employees, described more fully on page [•] of this proxy statement. Named Executive Officers also receive PST Restoration or IRP contributions in the form of RSU grants pursuant to the PST Restoration Program or IRP, each nonqualified defined contribution plans, described more fully on pages [•] of this proxy statement. These awards are included in the Stock Awards column of the Summary Compensation Table.

ii.

Under the Executive Group Life Insurance Program (EGLIP), the Company offers key executives who have substantially contributed to the success and development of the business and upon whom the future of the Company chiefly depends, life insurance coverage equal to salary plus their STAR target. These policies are owned by the Company. Because premium payments are returned to the Company when the benefit is paid out, we believe the annual premiums paid by the Company overstate the Company’s true cost of providing this life insurance benefit. Accordingly, the amounts shown in the table are an average based on Internal Revenue Service tables used to value the term cost of such coverage for calendar year 2007 and calendar year 2008, which reflect what it would cost the executive to obtain the same coverage in a term life insurance policy. The average of the two calendar years was used because fiscal year data is not available. The average of the dollar value of the premiums paid by the Company in calendar years 2007 and 2008 under these policies were as follows: Mr. Lafley, $[•]; Mr. Daley, $[•]; Ms. Arnold, $[•]; Mr. McDonald, $[•] and Mr. Panayotopoulos, $[•]. This program is in addition to any other Company-provided group life insurance in which a Named Executive Officer may enroll that is also available to all employees on the same basis.

iii.

Flexible Compensation Program Contributions are given to U.S.-based employees in the form of credits to pay for coverage in a number of benefit plans including, but not limited to, medical insurance and additional life insurance. Employees may also receive unused credits as cash. Credits are earned based on PST years of service. The above amounts represent the dollar amount of the credits awarded to each Named Executive Officer.

iv.

The Company provides assistance to certain employees, including Named Executive Officers, with expenses incurred in connection with expatriate assignments and relocations associated with assignment changes. Effective April 30, 2008, Mr. Panayotopoulos completed an expatriate assignment and relocated to the United States. In connection with his expatriate assignment, from July 2007 through April 2008, Mr. Panayotopoulos received: a housing allowance and related support of $[•], living adjustments and expenses of $[•], an annual home leave trip of $[•] and immigration expenses of $[•]. As part of his relocation to the U.S. on May 1, 2008, Mr. Panayotopoulos received one time payments for a relocation allowance and support as well as related travel totaling $[•], and company-paid medical insurance coverage of $[•] for eligible family members not living in the same country. The gross-ups paid on this assistance is reported in the Tax Reimbursement column of this table and explained below.

v.

For fiscal year 2007-08, the Company made these tax equalization payments to cover incremental taxes required to be paid to certain countries in connection with Messrs. Lafley’s, McDonald’s and Panayotopoulos’ prior expatriate assignments in accordance with Company policies generally applicable to employees assigned outside their home countries.

vi.

The Named Executive Officers are entitled to the following personal benefits: financial counseling (including tax preparation), an annual physical examination, occasional use of a Company car, secure workplace parking and home security and monitoring. While Company aircraft is generally used for Company business only, Mr. Lafley is required to use Company aircraft for all air travel, including travel to outside board meetings and personal travel, pursuant to the Company’s executive security program established by the Board of Directors. While traveling on Company aircraft, Mr. Lafley may bring a limited number of guests (spouse, family member or similar guest) to accompany him. The aggregate incremental aircraft usage costs associated with Mr. Lafley’s personal use of Company aircraft, including the costs associated with travel to outside board meetings not fully reimbursed by the other company, was $[•] for fiscal year 2007-08 and is included in the total above. Ms. Arnold and Messrs. Daley, McDonald and Panayotopoulos are permitted to use the Company aircraft for travel to outside board meetings and, if the Company aircraft is already scheduled for business purposes and can accommodate additional passengers, may use it for personal travel and guest accompaniment. [•] utilized the Company aircraft for travel to outside board meetings and the cost associated with travel to those meetings not fully reimbursed by the other company, was $[•].[•] utilized the Company aircraft for personal travel and that incremental cost is included in the total above. Each of [•] utilized the company plane for personal travel and/or guest accompaniment when the aircraft was scheduled for business purposes, but there was no incremental cost to the Company associated with these trips. In addition, the Company holds two or three senior management meetings per year, where the Company allows each executive to bring a guest. In some of these cases, the guest travel costs may be considered incremental or may involve commercial flights. For these meetings, the Company incurred costs associated with providing minor commemorative items, sightseeing and other similar activities for both the executive and the guest. The incremental costs to the Company for these benefits, other than use of Company aircraft, are the actual costs or charges incurred by the Company for the benefits. The incremental cost to the Company for use of the Company aircraft is calculated by using an hourly rate for each flight hour. The hourly rate is based on the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. For any flights that involved mixed personal and business usage, any personal usage hours that exceed the business usage are utilized to determine the incremental cost to the Company. Mr. Lafley also serves on the Board of Directors as the Chairman of the Board, and as such he is a participant in the Company’s Charitable Gifts Program, which does not have an aggregate incremental cost and is more fully described on page [•] of this proxy statement.

The material factors necessary for an understanding of the compensation detailed in the above two tables are described in the Compensation Discussion and Analysis section of this proxy statement and the footnotes to the two tables above.

Grants of Plan-Based Awards

The following table and footnotes provide information regarding grants of equity under Company plans made to the Named Executive Officers during fiscal year 2007-08.

Grants of Plan-Based Awards Table

Name	Grant Date	Compensation & Leadership Development Committee Action Date[1]	Plan Name[2]	All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[3] ($ per share)	Grant Date Fair Value of Stock and Option Awards[4] ($)
A. G. Lafley	02/29/2008 02/29/2008 09/14/2007 08/02/2007	02/12/2008 02/12/2008 08/14/2007 04/15/2007	Key Manager Options[5] Key Manager RSUs[6] BGP 3-Year RSUs[7] PST Restoration RSUs[8]
Clayton C. Daley, Jr.	02/29/2008 02/29/2008 09/14/2007 08/02/2007	02/12/2008 02/12/2008 08/14/2007 04/15/2007	Key Manager Options[5] Key Manager RSUs[6] BGP 3-Year RSUs[7] PST Restoration RSUs[8]
Susan E. Arnold	02/29/2008 09/14/2007 08/02/2007	02/12/2008 08/14/2007 04/15/2007	Key Manager Options[5] BGP 3-Year RSUs[9] PST Restoration RSUs[10]
Robert A. McDonald	02/29/2008 09/14/2007 08/02/2007	02/12/2008 08/14/2007 04/15/2007	Key Manager Options[5] BGP 3-Year RSUs[9] PST Restoration RSUs
E. Dimitri Panayotopoulos	05/09/2008 02/29/2008 09/14/2007 09/14/2007 08/02/2007	04/20/2008 02/12/2008 08/14/2007 08/14/2007 04/15/2007	Key Manager Options[5] Key Manager Options[11] STAR Elected Options[12] BGP 3-Year RSUs[9] IRP RSUs

[1]

Grant dates for equity awards are consistent from year to year, as described on page [•] of this proxy statement. The Compensation & Leadership Development Committee meets on the same timing as the regularly scheduled Board of Directors’ meetings. Decisions regarding grant amounts are typically made by the Committee at the meeting preceding the established grant date. Decisions regarding PST Restoration RSUs and IRP RSUs are made at the April meeting, though grants are not made until August.

[2]

All of the plan-based awards reported in this table were granted pursuant to The Procter & Gamble 2001 Stock and Incentive Compensation Plan. We have specified the executive compensation program under which each award was granted. Key Manager Annual Stock Grants were awarded in fiscal year 2007-08. BGP program awards, PST Restoration Program awards, and IRP RSUs were earned in fiscal year 2006-07 but granted in 2007-08. For awards granted under BGP, PST Restoration and IRP, dividend equivalents are earned at the same rate as dividends paid on the Company's common stock. All references to delivery of RSUs in shares reflect the current election of the Named Executive Officer and may be changed at a later date, subject to applicable tax rules and regulations.

[3]	The options granted were awarded using the closing price of the Company stock on the date of grant.
[4]	This column reflects the grant date fair value of each award computed in accordance with SFAS 123(R).
[5]	These options vest on February [•] and expire February [•].
[6]	These units deliver in shares on February 28, 2013.
[7]	These units are forfeitable until September [•] and will deliver in shares in ten annual installments beginning one year following retirement.
[8]	These units will deliver in shares in ten annual installments beginning one year following retirement.
[9]	These units are forfeitable until September [•], at which time they will deliver in shares.
[10]	These units are forfeitable until Ms. Arnold is eligible for retirement, and will deliver in shares one year following retirement.
[11]	These options vest on May [•] and expire May [•].
[12]	These options vest on September [•] and expire September [•].

Outstanding Equity at Fiscal Year-End

The following table and footnotes provide information regarding unexercised stock options and stock that has not yet vested as of the end of fiscal year 2007-08. The market value of shares or units that have not vested was determined by multiplying the closing market price of the Company’s stock on June 30, 2008 ($60.81) by the number of shares or units.

Outstanding Equity at Fiscal Year-End Table

		Option Awards							Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable[2] (#)			Number of Securities Underlying Unexercised Options Unexercisable[2] (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)		Market Value of Shares or Units That Have Not Vested[4] ($)
A. G. Lafley	02/26/1999	33,550	[5]				44.2656	02/26/2014
	07/01/1999	1,908	[5]				43.2423	07/01/2014
	07/09/1999	7,496	[5]				42.7329	07/09/2014
	09/15/1999	83,301	[5]				49.4759	09/15/2014
	07/10/2000	21,720	[5]				27.4459	07/10/2015
	09/15/2000	204,691	[5]				31.0118	09/15/2015
	09/24/2001	384,061	[5]	(1)			34.5688	09/24/2016
	09/13/2002	336,712	[5]				45.6625	09/13/2012
	09/15/2003	97,890	[5]				45.9700	09/15/2013
	02/27/2004	352,917	[5]				51.4150	02/27/2014
	09/15/2004	92,896	[5]				56.5150	09/15/2014
	09/15/2004								66,215	[5]	4,026,534	(3)
	09/15/2004								46,925	[5]	2,853,509	(4)
	02/28/2005	573,229	[5]				53.5950	02/28/2015
	08/04/2005								3,104	[5]	188,754
	09/15/2005								45,661	[5]	2,776,645	(10)
	09/15/2005								30,133	[5]	1,832,388	(8)
	12/01/2005								125,715	[5]	7,644,729
	02/28/2006				430,441	[5]	60.5000	02/28/2016
	02/28/2006								67,694	[5]	4,116,472
	08/03/2006								2,856	[5]	173,673
	09/15/2006								62,428	[5]	3,796,247	(12)
	02/28/2007				579,906		63.4900	02/28/2017
	02/28/2007								83,022		5,048,568
Clayton C. Daley, Jr.	02/26/1999	23,816					44.2656	02/26/2014
	07/01/1999	5,894					43.2423	07/01/2014
	07/09/1999	8,358					42.7329	07/09/2014
	09/15/1999	88,580					49.4759	09/15/2014
	07/10/2000	27,180					27.4459	07/10/2015
	09/15/2000	204,964					31.0118	09/15/2015
	09/24/2001	197,480		(1)			34.5688	09/24/2016
	09/13/2002	109,500					45.6625	09/13/2012
	02/27/2004	153,168					51.4150	02/27/2014
	09/15/2004								19,031		1,157,275	(4)
	02/28/2005	149,268					53.5950	02/28/2015
	08/04/2005								2,492		151,539
	09/15/2005								14,040		853,772	(8)
	12/01/2005								38,156		2,320,266
	02/28/2006				132,232		60.5000	02/28/2016
	08/03/2006								2,500		152,025
	09/15/2006								11,775		716,038	(12)
	02/28/2007				163,806		63.4900	02/28/2017

		Option Awards					Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable[2] (#)		Number of Securities Underlying Unexercised Options Unexercisable[2] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Sharesor Units of StockThat Have Not Vested[3] (#)	Market Value of Shares or Units That Have Not Vested[4] ($)
Susan E. Arnold	02/26/1999	13,012			44.2656	02/26/2014
	09/15/1999	37,062			49.4759	09/15/2014
	09/15/2000	96,752			31.0118	09/15/2015
	09/24/2001	130,192	(1)		34.5688	09/24/2016
	09/13/2002	98,550			45.6625	09/13/2012
	02/27/2004	136,150			51.4150	02/27/2014
	09/15/2004						14,024	852,799	(5)
	02/28/2005	135,274			53.5950	02/28/2015
	08/04/2005						3,159	192,099
	09/15/2005						17,393	1,057,668	(9)
	12/01/2005						11,619	706,551
	02/28/2006			136,364	60.5000	02/28/2016
	08/03/2006						2,865	174,221
	09/15/2006						13,372	813,151	(11)
	02/28/2007			157,506	63.4900	02/28/2017
Robert A. McDonald	02/26/1999	14,886			44.2656	02/26/2014
	09/15/1999	46,256			49.4759	09/15/2014
	07/10/2000	20,256			27.4459	07/10/2015
	09/15/2000	161,204			31.0118	09/15/2015
	09/24/2001	154,210	(2)		34.5688	09/24/2016
	09/13/2002	161,034			45.6625	09/13/2012
	09/15/2003	28,284			45.9700	09/15/2013
	02/27/2004	223,672			51.4150	02/27/2014
	09/15/2004						26,542	1,614,019	(6)
	02/28/2005	158,597			53.5950	02/28/2015
	08/04/2005						3,091	187,964
	09/15/2005						16,978	1,032,432	(7)
	12/01/2005						14,464	879,556
	02/28/2006			140,496	60.5000	02/28/2016
	08/03/2006						2,803	170,450
	09/15/2006						13,057	793,996	(11)
	02/28/2007			160,656	63.4900	02/28/2017
E. Dimitri Panayotopoulos	02/26/1999	26,194			44.2656	02/26/2014
	07/01/1999	13,860			43.2423	07/01/2014
	07/09/1999	9,834			42.7329	07/09/2014
	09/15/1999	64,574			49.4759	09/15/2014
	07/10/2000	28,516			27.4459	07/10/2015
	09/15/2000	179,206			31.0118	09/15/2015
	09/24/2001	202,644	(1)		34.5688	09/24/2016
	09/13/2002	163,464			45.6625	09/13/2012
	09/15/2003	55,758			45.9700	09/15/2013
	02/27/2004	143,442			51.4150	02/27/2014
	09/15/2004	44,253			56.5150	09/15/2014
	02/28/2005	111,951			53.5950	02/28/2015
	08/04/2005						3,276	199,241
	09/15/2005			30,531	55.4050	09/15/2015
	09/15/2005						13,968	849,394	(7)
	12/01/2005						20,720	1,259,983
	02/28/2006			103,306	60.5000	02/28/2016
	05/01/2006						17,178	1,044,594
	08/03/2006						3,191	194,045
	09/15/2006			46,314	61.3250	09/15/2016
	09/15/2006						11,452	696,396	(11)
	02/28/2007			118,129	63.4900	02/28/2017

[1]

On December 1, 2005, the Company converted all outstanding retirement restricted stock to RSUs that are deliverable in shares one year following retirement. The numbers contained in this table for December 1, 2005 reflect this conversion. They do not represent an incremental grant of stock awards on that date.

[2]	The following provides details regarding the vesting date for each of the option grants included in the table. The Vest Date indicates the date the options become exercisable.

Option Awards
	Grant Date	Vest Date	Grant Date	Vest Date
	02/26/1999	02/26/2002	09/15/2003	09/15/2006
	07/01/1999	07/01/2002	02/27/2004	02/27/2007
	07/09/1999	07/09/2002	09/15/2004	09/15/2007
	09/15/1999	09/15/2002	02/28/2005	02/28/2008
	07/10/2000	07/10/2003	09/15/2005	09/15/2008
	09/15/2000	09/15/2003	02/28/2006	02/28/2009
(1)	09/24/2001	09/24/2004	09/15/2006	09/15/2009
(2)	09/24/2001	01/01/2005	02/28/2007	02/28/2010
	09/13/2002	09/13/2005

[3]

Restricted Stock earns cash dividends that are paid quarterly. RSUs awarded pursuant to BGP, STAR, PST Restoration and IRP programs earn dividend equivalents which are accrued in the form of additional RSUs each quarter and credited to each Named Executive Officer’s holdings. These RSUs have the same vesting restrictions as the underlying RSUs and are ultimately deliverable in shares. The following provides detail regarding the vesting date for Restricted Stock and RSU holdings included in the table. The Vest Date for RSUs indicates the date such units are deliverable in shares. The Vest Date for restricted stock indicates the date that restrictions lapse.

	Stock Awards
	Grant Date	Vest Date		Grant Date	Vest Date
(3)	09/15/2004	09/15/2019	(10)	09/15/2005	09/15/2020
(4)	09/15/2004	One year following retirement		12/01/2005	One year following retirement
(5)	09/15/2004	Termination of employment		02/28/2006	2009 or as soon as practical after retirement; whichever is later
(6)	09/15/2004	09/15/2009		05/01/2006	05/01/2011
	08/04/2005	One year following retirement		08/03/2006	One year following retirement
(7)	09/15/2005	09/15/2008	(11)	09/15/2006	09/15/2009
(8)	09/15/2005	One year following retirement	(12)	09/15/2006	One year following retirement
(9)	09/15/2005	Termination of employment		02/28/2007	One year following retirement; no earlier than 2/28/2010

[4]	The Market Value of shares or RSUs that have not vested was determined by multiplying the closing market price of Company stock on June 30, 2008 ($60.81) by the number of shares or RSUs, respectively.

[5]

Totals reflect reduction of option and stock awards that occurred during the fiscal year when beneficial ownership of certain portions of option and stock awards was transferred to former spouse pursuant to an agreed divorce settlement.

Option Exercises and Stock Vested

The following table and footnotes provide information regarding stock option exercises and stock vesting during fiscal year 2007-08 for the Named Executive Officers.

Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
Name	Option Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Stock Award Grant Date	Number of Shares Acquired on Vesting[2] (#)	Value Realized on Vesting[3] ($)
A. G. Lafley[4]	—	—	—	—	—	—
Clayton C. Daley, Jr.	02/27/1998	32,588	934,273	—	—	—
	07/09/1998	6,278	128,838
Susan E. Arnold	02/27/1998	20,766	509,220	6/10/2003	22,102	1,470,336
	07/09/1998	4,186	78,538
	07/09/1999	6,144	130,511
	07/10/2000	21,054	769,084
Robert A. McDonald	02/27/1998	24,748	612,434	9/15/2004	17,000	1,145,800
	07/09/1998	2,444	49,398
E. Dimitri Panayotopoulos	02/27/1998	36,568	919,934	9/15/2004	20,134	1,357,032
	07/09/1998	8,134	162,982

[1]

The Value Realized on Exercise was determined by calculating the difference between the average of the high and low price of the Company’s common stock on the date of exercise and the exercise price of the options.

[2]	Please see footnotes 2 and 3 in the Outstanding Equity at Fiscal Year-End Table for the definition of vesting for Stock Awards.
[3]	Value Realized on Vesting was determined by multiplying the number of shares of stock by the average of the high and low price of the Company’s common stock on the vesting date.
[4]

Beneficial ownership of 1,283,836 options and 290,787 RSUs was transferred to Mr. Lafley's former spouse pursuant to an agreed divorce settlement. Mr. Lafley did not realize a specific dollar amount upon this transfer, as the transfer was part of an overall settlement agreement in which he and his former spouse mutually agreed on an allocation of their marital property and released claims with respect to other marital property.

Pension Benefits

The following table and footnotes provide information regarding the Company’s pension plans for each Named Executive Officer as of the end of fiscal year 2007-08. Only Mr. Panayotopoulos had such arrangements with the Company.

Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
E. Dimitri Panayotopoulos	The Procter & Gamble Company Global IRA
Procter & Gamble Pension Fund (UK)

Nonqualified Deferred Compensation

The following table and footnotes provide information regarding the Company’s non tax-qualified defined contribution and deferred compensation plans for each of the Named Executive Officers for fiscal year 2007-08. For a complete understanding of the table and the footnotes please read the narrative that follows the table.

Nonqualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Earnings in Last FY3 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[4] ($)
A.G. Lafley	Executive Deferred Compensation Plan					[5]
PST Restoration
Clayton C. Daley, Jr.	Executive Deferred Compensation Plan	[6]
PST Restoration
Susan E. Arnold	PST Restoration
Robert A. McDonald	PST Restoration			[7]
E. Dimitri Panayotopoulos	International Retirement Plan

[1]	Executive Contributions in Last FY for Mr. Daley are reported as compensation in the 2006-07 Summary Compensation Table data.
[2]

Total reflects registrant contributions in the form of RSUs pursuant to the PST Restoration Program, or the IRP, both nonqualified defined contribution plans. The contribution amount is the number of RSUs awarded multiplied by the average of the high and low price of the Company’s common stock on the date of grant.

[3]	Because the Aggregate Earnings in Last FY are not above-market earnings under the SEC reporting rules, they are not reflected in the Summary Compensation Table.
[4]	Aggregate Balance at FYE includes [•] amounts reported in the 2006-07 Summary Compensation Table data.
[5]

Total reflects reduction of Aggregate Balance due to transfer of beneficial ownership of a portion of Mr. Lafley’s deferred compensation balance to former spouse pursuant to an agreed divorce settlement.

[6]

Total reflects Mr. Daley’s deferral of 50% of his 2006-07 STAR Award in the amount of $[•] and 25% of his 2006-07 BGP Award in the amount of $[•], pursuant to the Company’s Executive Deferred Compensation Plan, described in more detail in the narrative section below.

[7]	Total reflects withholding of [•] shares to cover certain taxes resulting from Mr. McDonald becoming retirement eligible during the fiscal year.

All of the Named Executive Officers are eligible to participate in The Procter & Gamble Company Executive Deferred Compensation Plan (EDCP). Annually, under EDCP, a participant may defer up to 50% of base salary, up to 100% of the STAR award, and up to 50% of the BGP long-term incentive award. Amounts may be deferred for a minimum of one year or until termination of employment. Payments that commence upon retirement, death or disability may be taken in a lump sum or installments (over a maximum period of ten years). All other payments under the plan are paid as a lump sum.

Amounts deferred under EDCP are credited with market earnings based on the same fund choices available to all employees under the Company’s tax-qualified plan. Participants may change fund choices on a daily basis.

As described in the Compensation Discussion and Analysis on page [•] of this proxy statement, federal tax rules limit the size of contributions that can be made to individuals pursuant to tax-qualified defined contribution plans like the PST. These limits are based on the annual salary of the plan participant. Because of these limits, certain participants, including several of the Named Executive Officers, are unable to receive their full contributions pursuant to the terms and conditions of the PST.

To account for these limitations, the Company utilizes the PST Restoration Program. This is a nonqualified defined contribution plan under which the Company makes an additional annual contribution in the form of RSUs to those executives whose calculated contribution to their PST accounts was limited by federal tax laws.

These RSUs are forfeitable until the executive become eligible for retirement. Executives can elect to receive either a lump sum payment or ten annual installment payments one year-post retirement, or they can defer receipt of either the lump sum or the ten annual installments to six or eleven years post-retirement. Generally, executives have up until retirement to change a previous deferral election, with any such deferral elections or changes to deferral elections made in compliance with Section 409A of the Internal Revenue Code. These RSUs earn dividend equivalents at the same rate as dividends on Company stock and are accrued in the form of additional RSUs each quarter and credited to the executive’s holdings. The value of each RSU may increase or decrease over time as the value is tied to the price of the Company stock.

The Company’s International Retirement Plan (“IRP”) is designed to provide retirement benefits for employees whose participation in retirement plans in their home countries have been suspended because they are on expatriate assignments outside of that country or have been transferred out of that country on a permanent basis. Under the IRP, the Company makes an annual contribution for each participant equal to the contribution that would have been made under the participant’s home country retirement plan had the participant remained in that country and eligible to participate in that plan.

At each participant’s election, the Company’s IRP contribution is placed into one of several investment vehicles available within the IRP. Participants are also eligible to receive all or a portion of this contribution in RSUs. These contributions vest according to the terms and conditions of the participant’s home country retirement plan. Upon retirement from the Company, participants must elect to receive distributions from their IRP accounts in one of four ways: (1) fixed-income annuity, (2) variable annuity, (3) lump sum, or (4) annual installments (over a maximum of 15 years).

Amounts the Named Executive Officers defer under any of the above mentioned plans that are scheduled to be paid after termination of employment must be held by the Company for a minimum of six months in order to comply with Section  409A of the Internal Revenue Code.

Payments upon Termination or Change-in-Control

Because the Company does not have any employment contracts with its Named Executive Officers, there are no severance payments required to be made to any of the Company’s Named Executive Officers upon termination of their employment with the Company. Certain elements of compensation are, however, treated differently upon various termination of employment scenarios, as described below. The following describes how certain elements of compensation are generally handled under these scenarios for all Company employees, including the Named Executive Officers.

•

Base salary – Base salary is paid through the last day worked, regardless of reason for termination of employment. In the event that the Company encourages a U.S. employee to terminate employment with the Company (but not for cause), that individual may receive a separation allowance of up to one year’s annual base salary, calculated based on years of service.

•

STAR – Individuals who work through the last day of the fiscal year are eligible for the STAR award payable for that year, regardless of the reason for termination of employment. Past short-term bonus awards where the employee voluntarily elected stock or options in lieu of cash are either retained or paid out in a lump sum, regardless of the reason for termination.

•

Equity Awards under the Company’s Key Manager Annual Stock Grant program, BGP, PST Restoration Program and IRP – Treatment is governed by the Company’s equity compensation plans and depends on the reason for termination of employment, as follows. Past equity awards where the employee voluntarily elected stock or options in lieu of cash or unrestricted stock are either retained or paid out in a lump sum, regardless of the reason for termination. Further, in certain situations, employees are entitled to keep all equity awards according to their original terms. Each of the following assumes that the individual fully complies with certain provisions of the Company’s equity compensation plans, including compliance with the Company’s Purpose, Values and Principles and the provision that prohibits individuals from competing with the Company following termination of employment, each of which can result in forfeiture and/or cancellation of outstanding equity awards.

■

Voluntary Termination by the Employee – All stock options that were not vested and all RSUs for which the forfeiture date has not yet occurred are forfeited effective upon the date of termination. All vested stock options that were not exercised prior to termination are forfeited.

■

Retirement or Permanent Disability – Stock Options and Key Manager RSUs received at least six months prior to retirement or permanent disability are retained, with stock options held until expiration and Key Manager RSUs delivering in shares, each according to their original terms. All other RSUs are also retained, with delivery of shares according to the original terms.

■

Company Encouraged Termination, Not for Cause – Stock Options and Key Manager RSUs received at least six months prior to termination are retained, with stock options held until expiration and Key Manager RSUs delivering in shares, each according to their original terms. All other RSUs for which the forfeiture date has not yet occurred are forfeited, unless agreed otherwise by the Compensation & Leadership Development Committee.

■	Termination for Cause – All stock options and RSUs are forfeited effective upon the date of termination.
■	Change-in-Control – All stock options vest immediately. All RSUs are deliverable in shares immediately.
■	Death – All stock options and RSUs transfer by will or laws of descent and distribution. All stock options vest immediately. All RSUs are deliverable in shares immediately.

•

Special Equity Awards – In special circumstances, the Compensation & Leadership Development Committee may make a special award of restricted stock or RSUs to a Senior Executive. Such awards are forfeitable immediately upon termination of employment from the Company for any reason other than death. In the event of a change-in-control, all restrictions lapse immediately and, in a case of hardship, the Committee may accelerate the lapse of restrictions.

•

BGP – Employees who work through the last day of the three-year performance period are eligible for the BGP awards payable for that year, unless otherwise determined by the Compensation & Leadership Development Committee. For employees who leave prior to the end of the performance period, the Committee has discretion to determine the amount of a BGP award, if any.

•

Retirement Plans – The retirement plans in which the Named Executive Officers participate do not discriminate in scope, terms or operation for Named Executive Officers versus all other participants. All Named Executive Officers are fully vested in PST and will retain all shares upon termination of employment regardless of reason. The Named Executive Officer participating in IRP is fully vested in his account balance. The Named Executive Officer participating in the IRA is currently eligible for retirement and so becomes vested in IRA and entitled to the full benefit value upon separation from the Company. Finally, the Named Executive Officer participating in the UK Pension is fully vested in his account balance and therefore would retain that balance upon termination for any reason.

•	Deferred Compensation – Amounts deferred under the Procter & Gamble Company Executive Deferred Compensation Plan have been earned and therefore are retained upon termination for any reason.

•	Perquisites and Other Executive Benefits

■	Executive Group Life Insurance – Benefits are retained if employee is eligible for early retirement.
■	Financial Counseling – Employee may use the remaining balance for the current calendar year for reimbursable charges under the program.
■	Unused Vacation – Employee entitled to lump sum payment equal to value of accrued, but unused, vacation days.
■	Other programs – In most cases, participation ends on the last day worked, unless otherwise agreed by the Committee.

The following table and footnotes quantify the payments and benefits that each Named Executive Officer would be required to be paid under the Company’s compensation programs upon various scenarios for termination of employment or a change-in-control of the Company.

Payments upon Termination or Change-in-Control Table

Name	Voluntary Termination, Retirement, Permanent Disability or Termination for Cause[1] ($)	Company Encouraged Termination, not for Cause[2] ($)	Change-in- Control or Death[3] ($)
A. G. Lafley Stock Options Stock Awards Salary

Clayton C. Daley, Jr. Stock Options Stock Awards Salary

Susan E. Arnold Stock Options Stock Awards Salary

Robert A. McDonald Stock Options Stock Awards Salary

E. Dimitri Panayotopoulos Stock Options Stock Awards Salary

[1]

As noted above, no severance payments are required to be made to any of the Named Executive Officers under any of these termination of employment scenarios. Retention of certain elements of compensation, such as equity-based compensation, may vary depending on the reason for termination. For a complete understanding of these differences, please see the narrative section above.

[2]

Each of the Named Executive Officers has enough years of service with the Company to receive one year’s salary upon a Company encouraged termination of employment (not for cause). As noted above, the Compensation & Leadership Development Committee has discretion to allow a Named Executive Officer to retain certain equity awards that otherwise would be forfeited under the Company’s compensation programs in the event of a Company encouraged termination (not for cause).

[3]

The amounts shown represent the in-the-money value of unexercisable stock options and RSUs that would immediately become exercisable and/or deliverable in shares, respectively, upon a change-in-control or death of the Named Executive Officer, based on the Company’s closing stock price on June 30, 2008 of $60.81.

Security Ownership of Management and Certain Beneficial Owners

The following tables and footnotes provide information regarding the ownership of the Company’s Common and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each Named Executive Officer, all Directors and executive officers as a group, and the owners of more than five percent of the outstanding Series A and B ESOP Convertible Class A Preferred Stock, on August 15, 2008:

COMMON STOCK

(Number of shares/options)

Amount and Nature of Beneficial Ownership
Owner	Direct[1] and Profit Sharing Plan[2]	Right to Acquire[3]	Trusteeships and Family Holdings[4]	Total	Percent of Class	Restricted Stock Units[5]
Susan E. Arnold
Kenneth I. Chenault					[6]
Scott D. Cook					[6]
Clayton C. Daley, Jr.					[6]
Rajat K. Gupta					[6]
A. G. Lafley[7]					[6]
Charles R. Lee					[6]
Lynn M. Martin					[6]
Robert A. McDonald					[6]
W. James McNerney, Jr.					[6]
E. Dimitri Panayotopoulos					[6]
Johnathan A. Rodgers					[6]
Ralph Snyderman					[6]
Margaret C. Whitman					[6]
Patricia A. Woertz					[6]
Ernesto Zedillo					[6]
[•] Directors and executive officers, as a group

[1]

Includes unrestricted common stock over which each Director or executive officer has sole voting and investment power and restricted common stock over which they have voting power but no investment power (until restrictions lapse).

[2]

Common stock allocated to personal accounts of executive officers under the Retirement Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

[3]

Amounts reflect vested stock options and stock options that will vest within 60 days of the record date (August 15, 2008). If shares are acquired, the Director or executive officer would have sole discretion as to voting and investment.

[4]	The individuals involved share voting and/or investment powers with other persons with respect to the shares shown in this column.
[5]

RSUs represent the right to receive unrestricted shares of common stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power. RSUs are not considered “beneficially owned” because holders are not entitled to voting rights or investment control until the restrictions lapse.

[6]	Less than [•]% for any one Director or Named Executive Officer.
[7]	Totals reflect reduction of holdings that occurred during the fiscal year when beneficial ownership of certain holdings was transferred to former spouse pursuant to an agreed divorce settlement.

SERIES A ESOP CONVERTIBLE CLASS A PREFERRED STOCK

(Number of shares)

Amount and Nature of Beneficial Ownership
Owner	Profit Sharing Plan[1]	Trusteeships	Percent of Series
Susan E. Arnold		—	[2]
Kenneth I. Chenault		—	—
Scott D. Cook		—	—
Clayton C. Daley, Jr.		—	[2]
Rajat K. Gupta		—	—
A. G. Lafley[3]		—	[2]
Charles R. Lee		—	—
Lynn M. Martin		—	[2]
Robert A. McDonald		—	—
W. James McNerney, Jr.		—	—
E. Dimitri Panayotopoulos		—	[2]
Johnathan A. Rodgers		—	—
Ralph Snyderman		—	—
Margaret C. Whitman		—	—
Patricia A. Woertz		—	—
Ernesto Zedillo		—	—
[•] Directors and executive officers, as a group

Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (S. P. Donovan, Jr., E.H. Eaton, Jr., and R. C. Stewart, Trustees)

[1]

Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

[2]	Less than [•]% for any Named Executive Officer; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.
[3]	Totals reflect reduction of holdings that occurred during the fiscal year when beneficial ownership of certain holdings was transferred to former spouse pursuant to an agreed divorce settlement.

SERIES B ESOP CONVERTIBLE CLASS A PREFERRED STOCK

(Number of shares)

Amount and Nature of Beneficial Ownership
Owner	Profit Sharing Plan[1]	Trusteeships	Percent of Series
Susan E. Arnold		—	—
Kenneth I. Chenault		—	—
Scott D. Cook		—	—
Clayton C. Daley, Jr.		—	[2]
Rajat K. Gupta		—	—
A. G. Lafley		—	[2]
Charles R. Lee		—	—
Lynn M. Martin		—	—
Robert A. McDonald		—	—
W. James McNerney, Jr.		—	—
E. Dimitri Panayotopoulos		—	[2]
Johnathan A. Rodgers		—	—
Ralph Snyderman		—	—
Margaret C. Whitman		—	—
Patricia A. Woertz		—	—
Ernesto Zedillo		—	—
[•] Directors and executive officers, as a group

Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (S. P. Donovan, Jr., E. H. Eaton, Jr., and R. C. Stewart, Trustees)

[1]

Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

[2]	Less than [•]% for any one Named Executive Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of and transactions in Company stock by executive officers and Directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. As a practical matter, the Company assists its Directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf.

On November 15, 2007, Charlotte R. Otto, an executive officer of the Company, filed a Form 4 to correct an inadvertent failure by the Company to timely file a required report for the sale of 9,543 shares on November 12, 2007. On February 20, 2008, Clayton C. Daley, Jr., an executive officer of the Company, filed a Form 4 to correct an inadvertent failure by the Company to report a charitable donation of 1,200 shares made on November 29, 2006. On February 21, 2008, the following executive officers filed a Form 4 to correct an inadvertent failure by the Company to timely report the automatic conversion of RSUs to withhold for taxes upon dividend equivalents granted in the form of RSUs on February 15, 2008, in the following amounts: Mariano Martin (22); Filippo Passerini (6); and Robert A. Steele (11).

Report of the Audit Committee

Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on the New York Stock Exchange listing standards and the Board’s own Independence Guidelines. Each member of the Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that Charles R. Lee meets the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate. As noted previously in the proxy statement, the Committee’s work is guided by a Board-approved Charter, which can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Committee reviews and oversees the Company’s financial reporting process on behalf of the Board. Management has the Company’s primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. Deloitte & Touche LLP, the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended June 30, 2008, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

In this context, the Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the year ended June 30, 2008, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Committee met eight times (including telephone meetings to discuss quarterly results) during the fiscal year ended June 30, 2008. The Committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented. In addition, the Committee has discussed various matters with Deloitte & Touche LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between Deloitte & Touche LLP and management. The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Deloitte & Touche LLP its independence from the Company and its management. In addition, the Committee has received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audit of the Company’s financial statements and internal controls over financial reporting. The Committee has implemented a formal pre-approval process for non-audit fee spending, and it seeks to limit this spending to a level that keeps the core relationship with Deloitte & Touche LLP focused on financial statement review and evaluation. A copy of this pre-approval process is attached to this proxy statement as Exhibit A.

Based on the considerations referred to above, the Committee recommended to our Board of Directors that the audited financial statements for the year ended June 30, 2008 be included in our Annual Report on Form 10-K for 2008 and selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2009. This report is provided by the following independent Directors, who constitute the Committee:

Charles R. Lee (Chair)
Kenneth I. Chenault
Rajat K. Gupta
Ralph Snyderman
Patricia A. Woertz

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended June 30, 2008. Pursuant to rules of the SEC, the fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”), are disclosed in the table below:

Fees Paid to Deloitte

(Dollars in Thousands)

	FY 2006-07[1]	FY 2007-08
Audit Fees	$33,063
Audit-Related Fees	1,630
Tax Fees	2,548

Subtotal	37,241
All Other Fees	2,299

Deloitte Total Fees	$39,540

[1]

The actual amount paid in fiscal year 2006-07 is different that the amount included in last year’s proxy statement due to the impact of foreign exchange at the time the bills were paid and variations in the timing of billing cycles.

Services Provided by Deloitte

All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte as described in Exhibit A to this proxy statement. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:

1)

Audit Fees—These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)

Audit-Related Fees—These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; other attestations by Deloitte, including those that are required by statute, regulation or contract; and consulting on financial accounting/reporting standards and controls.

3)

Tax Fees—These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; and tax work stemming from “Audit-Related” items.

4)

All Other Fees—These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions. The fees cover various local engagements that are permissible under applicable laws and regulations including tax filings for individual employees included in the Company expatriate program.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

PROPOSAL TO RATIFY APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal controls over financial reporting for the fiscal year ending June 30, 2009. Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended June 30, 2008.

Deloitte & Touche LLP representatives are expected to attend the 2008 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by the Company’s Code of Regulations, the Board of Directors’ By Laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The Board of Directors recommends a vote FOR the following proposal:

RESOLVED, That action by the Audit Committee appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2009 is hereby ratified, confirmed and approved.

PROPOSAL TO AMEND THE COMPANY’S AMENDED ARTICLES OF INCORPORATION

TO ADOPT MAJORITY VOTING FOR THE ELECTION OF DIRECTORS

IN NON-CONTESTED ELECTIONS

The following proposal will be presented for action at the annual meeting by direction of the Board of Directors:

RESOLVED, That the Company’s Amended Articles of Incorporation be amended to include a new Article EIGHTH so that directors in non-contested elections must receive a majority of the votes cast to be elected to the Board. The new Article EIGHTH would read as follows:

EIGHTH: Each nominee for director shall be elected to the Board of Directors by a vote of the majority of the votes cast with respect to such nominee at any meeting of shareholders for the election of directors at which a quorum is present; provided, however, that if the number of nominees for directors exceeds the number of directors to be elected, the nominees receiving the greatest number of votes (up to the number of directors to be elected) shall be elected. For purposes of this provision, a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the number of votes cast “against” that nominee.

The Board of Directors recommends a vote FOR this resolution for the following reasons:

Background

Historically, Ohio law provided that each director nominee who receives the highest number of affirmative votes cast is elected, regardless of whether such votes constitute a majority of all votes cast (including votes withheld). This system, referred to as plurality voting, has always been utilized by the Company for director elections.

In June 2006, the Board modified its By Laws and Corporate Governance Guidelines such that any director nominee who receives a greater number of “withheld” votes than “for” votes was required to immediately tender his or her resignation to the Board. The Board would then decide, through a process managed by the Governance & Public Responsibility Committee (excluding the nominee in question), whether to accept the resignation.

On July 19, 2007, Ohio law was amended. The new law retains plurality voting as the default standard, but now explicitly authorizes companies to adopt a majority voting standard in director elections.

Board Position

For the past few years, the Board has monitored developments in corporate governance as the practices surrounding the majority vote standard have evolved. As the investor community has focused on this issue, the legal and other potential consequences of adopting a majority vote standard have been reviewed more closely. A number of public companies have adopted some form of majority vote standard, and there is now more experience and knowledge as to how it can be implemented. The Board has continued to evaluate the merits, risks and uncertainties relating to a majority vote standard and, after careful consideration, believes it is now in the best interest of the Company and its shareholders to strengthen the approach initially adopted by the Company by amending the Amended Articles of Incorporation to provide for a majority vote standard.

To further strengthen the Company’s commitment to sound corporate governance, the Board has authorized and recommends that shareholders approve, an amendment to the Company’s Amended Articles of Incorporation that would require director nominees in a non-contested election to receive a majority of votes cast to be elected. This would ensure that each vote is specifically counted “for” or “against” a director’s election, and would further enhance the accountability of each director to the Company’s shareholders. No director would be elected unless he or she received more votes cast “for” than “against”. Shareholders will also be entitled to abstain with respect to the election of a director. Abstentions will have no effect in determining whether the required affirmative majority vote has been obtained.

Under Ohio law, shareholders must approve any amendments to the Company’s Articles of Incorporation. If approved, this amendment will become effective upon the filing with the Ohio Secretary of State of a certificate of amendment of the Company’s Articles of Incorporation. The Company would make such a filing promptly after the annual meeting.

Upon approval of this proposal and the filing of the certificate of amendment, the Board will also amend its By Laws and Corporate Governance Guidelines to conform its director resignation policy to the majority vote standard, so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her resignation to the Board. Under Ohio law, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover” director until his or her position is filled by a subsequent shareholder vote or his or her earlier resignation or removal by a shareholder vote. The Board will adopt the holdover director resignation policy to address the continuation in office of a director that would result from application of the holdover director provision. Under the holdover director resignation policy, the Board will decide whether to accept the resignation in a process similar to the one the Board currently uses pursuant to the existing policy.

For all of these reasons, the Board of Directors recommends a vote FOR this resolution.

Shareholder Proposals

Shareholder Proposal #[•]

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 800 shares of common stock of the Company, has given notice that she intends to present for action at the annual meeting the following resolution:

RESOLVED: “That the stockholders of P&G recommend that the Board take the necessary steps to rotate the annual meeting between Cincinnati, New York, Chicago, L.A. Dallas, Miami and other major cities where there is a large concentration of holders.”

REASONS: “Many corporations such as Verizon, IBM, Pfizer, J.P. Morgan Chase, Lockheed Martin, United Technologies, Aetna, Disney, US Airways, GE and many many others rotate their annual meetings.”

“Shareholders in other parts of the country should also have the opportunity to meet management and directors.”

“The Cincinnati meeting is mostly attended by P&G employees and retirees.”

“If you AGREE, please mark your proxy FOR this proposal.”

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

[Company response to be included in definitive proxy statement]

Shareholder Proposal #[•]

Mr. Peter Flaherty of the National Legal and Policy Center, 107 Park Washington Court, Falls Church, VA 22046, owner of 60 shares of common stock of the Company, has given notice that he intends to present for action at the annual meeting the following resolution:

RESOLVED, shareholders request that our board of directors adopt a policy that allows shareholders to vote on an advisory management resolution at each annual meeting to approve or disapprove the Compensation Discussion and Analysis report in the proxy statement.

The policy should provide that appropriate disclosures will be made to ensure that shareholders fully understand that the vote is advisory, will not affect any person’s pay, and will not affect the approval of any compensation-related proposal submitted for a vote of stockholders at the same or any other meeting of stockholders.

Supporting Statement:

Current rules governing senior executive compensation do not give shareholders enough influence over pay practices. In the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors renumeration report.” Although the vote isn’t binding, it allows shareholders a voice.

Excessive executive compensation creates two problems. First, public outrage undermines support for the free market, the system that makes possible corporate profits. Second, overcompensated executives are more likely to acquiesce to demands from anti-business activists, in order to insulate themselves from criticism for their high pay.

Unless P&G voluntarily gives shareholders such a voice, Congress may pass legislation forcing the Company to do so, such as the “Shareholder Vote on Executive Compensation Act” (H.R. 1257).

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

[Company response to be included in definitive proxy statement]

2009 Annual Meeting Date

It is anticipated that the 2009 annual meeting of shareholders will be held on Tuesday, October 13, 2009. Pursuant to regulations issued by the SEC, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on Wednesday, May 1, 2009. Any such proposals should be sent to The Procter & Gamble Company, c/o Secretary, One Procter & Gamble Plaza, Cincinnati, OH 45202-3315. If a shareholder notifies the Company after July 15, 2009 of an intent to present a proposal at the 2009 annual meeting of shareholders, the Company will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

Other Matters

No action will be taken with regard to the minutes of the annual meeting of shareholders held October 9, 2007, unless they have been incorrectly recorded.

The Board of Directors knows of no other matters which will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and in that connection will use their discretion.

Exhibit A

Guidelines of

The Procter & Gamble Company Audit Committee

For Pre-Approval Of Independent Auditor Services

The Committee has adopted the following guidelines regarding the engagement of the Company’s independent auditor to perform services for the Company:

For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Committee with an engagement letter during the July-September quarter of each year outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by Committee.

The independent auditor will submit to the Committee for approval an audit services fee proposal after acceptance of the engagement letter.

For non-audit services, Company management will submit to the Committee for approval the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Committee at the next Committee meeting.

The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Vice-President of Internal Controls will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

A-1

0038-6001

THE PROCTER & GAMBLE COMPANY P.O. BOX 5572 CINCINNATI, OH 45201-5572

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. on October 13, 2008. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by The Procter & Gamble Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. on October 13, 2008. Have your proxy/voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it to The Procter & Gamble Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PGAMB1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PROCTER & GAMBLE COMPANY

Vote on Directors
The Board of Directors recommends a vote FOR the following action:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.

ELECTION OF DIRECTORS (terms expiring in 2009) Nominees: 01) Kenneth I. Chenault, 02) Scott D. Cook, 03) Rajat K. Gupta, 04) A. G. Lafley, 05) Charles R. Lee, 06) Lynn M. Martin, 07) W. James McNerney, Jr., 08) Johnathan A. Rodgers, 09) Ralph Snyderman, M.D., 10) Margaret C. Whitman, 11) Patricia A. Woertz, and 12) Ernesto Zedillo

	☐	☐	☐
Vote on Proposals
The Board of Directors recommends a vote FOR the following proposals:				For	Against	Abstain
2.	Ratify Appointment of the Independent Registered Public Accounting Firm			☐	☐	☐
3.	Amend Company’s Amended Articles of Incorporation to Adopt Majority Voting			☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposals:				For	Against	Abstain
4.	Shareholder Proposal #1 - Rotate Site of Annual Meeting			☐	☐	☐
5.	Shareholder Proposal #2 - Advisory Vote on Executive Compensation			☐	☐	☐
	Yes	No
Please indicate if you would like to keep your vote confidential under the current policy	☐	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS

AND

ADMISSION TICKET

This is notice of your invitation to attend the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 14, 2008 at 9:00 a.m. at the Procter & Gamble Hall at The Aronoff Center for the Arts, 650 Walnut Street, Cincinnati, Ohio.

In addition to reviewing the minutes of last year’s annual meeting and receiving reports of officers, the purposes of the meeting are listed on the voting portion of the proxy card attached below to this Admission Ticket.

You should present this Admission Ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If the shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE PROCTER & GAMBLE COMPANY

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD Annual Meeting of Shareholders-Tuesday, October 14, 2008

The undersigned hereby appoints A. G. Lafley, Charles R. Lee and W. James McNerney, Jr., (the “Proxy Committee”), and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company’s Shareholder Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 14, 2008 at 9:00 a.m. in Cincinnati, Ohio and any adjournment thereof and vote all shares held by or for the benefit of the undersigned: as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, FOR items 2 and 3, and AGAINST the proposals listed as items 4 and 5.

This proxy also provides voting instructions for shares held by the Trustees of the Retirement Trust, and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, and the Procter & Gamble Savings Plan (as applicable, with respect to shares of Common Stock, and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned), and directs such Trustees to vote all shares held for the benefit of the undersigned, as indicated on the reverse side of this card for the election of Directors and on the Board of Directors, and shareholder proposals listed; and with the Proxy Committee on such other matters as may properly come before the meeting. The Trustees will vote shares of the Company’s Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. The Trustees will vote unallocated shares in direct proportion to voting by allocated shares of the same Class in aggregate, for which instructions have been received.

This proxy/voting instruction card is solicited jointly by the Board of Directors of The Procter & Gamble Company and the Trustees listed above pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. Votes should be received by the Company’s proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. on Monday, October 13, 2008, for Common shares to be voted and 4:00 p.m. on Friday, October 10, 2008 for the Trustees to vote the Plan shares. Broadridge will report separately to the Proxy Committee and to the Trustees as to proxies received and voting instructions provided, respectively. Individual proxy voting and voting instructions will be kept confidential by Broadridge and not provided to the Company.

Dear Shareholder:

On August 29, 2008 we sent you a notice indicating that the proxy statement and voting instructions for the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 14, 2008 were available on line at www.proxyvote.com.

As of September 30 we have not received your proxy. If you have in fact already voted, we thank you. If not, we hope you will do so now.

In case you have lost the original notice, a proxy card is enclosed together with a return envelope. You can also vote by telephone or via the Internet at www.proxyvote.com. Instructions are included on the proxy card.

Thank you for your attention to this matter.

THE PROCTER & GAMBLE COMPANY